                                                                   EXHIBIT T3E-1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

----------------------------------------X
IN RE                                   :
                                        :
                                        :       CHAPTER 11 CASE NO.
INTERNATIONAL WIRE GROUP, INC., ET AL., :       04-11991  (BRL)
                                        :
                                        :       (JOINTLY ADMINISTERED)
                                        :
              DEBTORS.                  :
                                        :
----------------------------------------X

            DEBTORS' SECOND AMENDED AND RESTATED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE (AS REVISED)

                                   WEIL, GOTSHAL & MANGES LLP
                                    Attorneys for Debtors and
                                    Debtors in Possession
                                   767 Fifth Avenue
                                   New York, New York 10153
                                   (212) 310-8000

Dated: New York, New York
       June 30, 2004



                                TABLE OF CONTENTS

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I.    INTRODUCTION.........................................................    1

      A.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE........    2

      B.    VOTING PROCEDURES..............................................    3

      C.    CONFIRMATION HEARING...........................................    4

II.   OVERVIEW OF THE PLAN.................................................    6

III.  GENERAL INFORMATION..................................................    8

      A.    OVERVIEW OF CHAPTER 11.........................................    8

      B.    DESCRIPTION AND HISTORY OF BUSINESS............................    9

            1.    The Debtors..............................................    9

                  a.    Overview...........................................    9

                  b.    Products...........................................   10

            2.    The Formation of International Wire; Mergers and
                  Acquisitions.............................................   10

      C.    THE DEBTORS PREPETITION CAPITAL STRUCTURE......................   11

            1.    The Senior Secured Notes.................................   11

            2.    The Subordinated Notes...................................   12

            3.    Equity...................................................   12

            4.    Other Prepetition Obligations: Litigation Claims.........   12

      D.    EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.....   13

IV.   EVENTS DURING THE CHAPTER 11 CASES...................................   15

      A.    STABILIZATION OF BUSINESS......................................   15

            1.    Filing and First Day Orders..............................   15

            2.    The DIP Facility.........................................   16

            3.    Key Employee Retention...................................   17

      B.    CREDITORS' COMMITTEE...........................................   17

      C.    RESTRUCTURING OF THE DEBTORS' BUSINESSES.......................   18

      D.    SCHEDULES AND STATEMENTS.......................................   18

      E.    STATUS OF EXIT FACILITY........................................   18

                                       i

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
V.    THE PLAN OF REORGANIZATION..........................................    19

      A.    CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS...    19

            1.    Administrative Expense Claims...........................    19

            2.    Compensation and Reimbursement Claims...................    20

            3.    Priority Tax Claims.....................................    21

            4.    Class 1 - Other Priority Claims.........................    21

            5.    Class 2 - Secured Claims................................    22

            6.    Class 3 - Subordinated Notes Claims.....................    22

            7.    Class 4 - General Unsecured Claims......................    25

            8.    Class 5 - Tort Claims...................................    26

                  (a)   CRA and Settlement Agreement Claims and Hose
                        Indemnification Agreement Claims..................    26

                  (b)   Other Tort Claims.................................    27

                  (c)   Insured Tort Claims...............................    27

                  (d)   No Bar Date for Tort Claims.......................    27

            9.    Class 6 - Intercompany Claims...........................    28

            10.   Class 7 - Existing IWG Common Stock.....................    28

            11.   Class 8 - Subsidiary Equity Interests...................    28

      B.    SECURITIES INSTRUMENTS TO BE ISSUED UNDER THE PLAN............    28

            1.    New Common Stock........................................    28

            2.    New Notes...............................................    29

            3.    Exit Facility...........................................    29

      C.    METHOD OF DISTRIBUTION UNDER THE PLAN.........................    30

      D.    TIMING OF DISTRIBUTIONS UNDER THE PLAN........................    32

            1.    Distributions on the Effective Date.....................    32

            2.    Distributions on Claims After Allowance.................    32

            3.    Distributions on Allowed Insured Claims.................    32

      E.    PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS...................    32

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
      F.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........    33

      G.    DEEMED SUBSTANTIVE CONSOLIDATION OF THE DEBTORS...............    35

      H.    CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVENESS
            OF THE PLAN...................................................    36

            1.    Conditions to Confirmation..............................    36

            2.    Conditions to Effectiveness.............................    37

      I.    IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN.........    38

      J.    DISCHARGE, RELEASE AND INJUNCTION.............................    39

            1.    Discharge and Injunction................................    39

            2.    Debtors' Releases and Waivers of Claims.................    40

            3.    Exculpation.............................................    41

      K.    SUMMARY OF OTHER PROVISIONS OF THE PLAN.......................    41

            1.    Retiree Benefits........................................    41

            2.    Payment of Statutory Fees...............................    41

            3.    Post-Effective Date Fees and Expenses...................    42

            4.    Effectuating Documents and Further Transactions.........    42

            5.    Corporate Action........................................    42

            6.    Cancellation of Existing Securities and Agreements......    42

            7.    Amendment or Modification of the Plan...................    43

            8.    Revocation or Withdrawal of the Plan....................    43

            9.    Claims Preserved; Avoidance Actions.....................    43

            10.   Allocation of Plan Distributions Between Principal and
                  Interest................................................    44

            11.   Expedited Tax Determination.............................    44

            12.   Withholding and Reporting Requirements..................    44

            13.   Exemption from Transfer Taxes...........................    44

            14.   Hart-Scott-Rodino Compliance............................    44

            15.   Plan Supplement.........................................    45

            16.   Retention of Jurisdiction...............................    45

                                        iii

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            17.   Dissolution of the Committee............................    45

VI.   CONFIRMATION AND CONSUMMATION PROCEDURE.............................    45

      A.    SOLICITATION OF VOTES.........................................    45

      B.    THE CONFIRMATION HEARING......................................    46

      C.    CONFIRMATION..................................................    46

            1.    Acceptance..............................................    46

            2.    Unfair Discrimination and Fair and Equitable Tests......    47

            3.    Feasibility.............................................    47

            4.    Best Interests Test.....................................    48

      D.    CONSUMMATION..................................................    50

VII.  CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS......    50

      A.    BOARD OF DIRECTORS AND MANAGEMENT.............................    50

            1.    Reorganized IWG.........................................    50

                  a.    Board of Directors................................    50

                  b.    Reorganized IWG Officers..........................    51

            2.    Reorganized Debtors.....................................    51

                  a.    Boards of Directors...............................    51

                  b.    Officers..........................................    52

            3.    Certificates of Incorporation and Bylaws................    52

      B.    IDENTITY AND COMPENSATION OF IWG'S EXECUTIVE OFFICERS.........    52

      C.    NEW MANAGEMENT INCENTIVE STOCK OPTION PLAN....................    53

      D.    CONTINUATION OF EXISTING BENEFIT PLANS AND DIRECTORS AND
            OFFICERS LIABILITY INSURANCE..................................    53

      E.    SURVIVAL OF CORPORATE INDEMNITIES.............................    53

VIII. SECURITIES LAWS MATTERS.............................................    54

      A.    BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS.....    54

      B.    RISKS RELATING TO THE NEW COMMON STOCK AND NEW NOTES..........    57

                                       iv

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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
            1.    Variances from Projections..............................    57

            2.    Significant Holders.....................................    57

            3.    Lack of Trading Market..................................    57

            4.    Dividend Policies.......................................    58

            5.    Ability to Service Indebtedness.........................    58

      C.    REGISTRATION RIGHTS AGREEMENT.................................    58

            1.    Shelf Registration Rights...............................    58

            2.    Demand Registration Rights..............................    59

            3.    Piggyback Registration Rights...........................    59

            4.    Selection of Underwriters...............................    60

            5.    Blackouts...............................................    60

            6.    Expenses................................................    60

            7.    Assignment..............................................    60

            8.    Withdrawal..............................................    60

IX.   VALUATION...........................................................    61

X.    CERTAIN RISK FACTORS TO BE CONSIDERED...............................    63

      A.    CERTAIN BANKRUPTCY LAW CONSIDERATIONS.........................    63

            1.    Risk of Non-Confirmation of the Plan....................    63

            2.    Non-Consensual Confirmation.............................    64

            3.    Risk of Non-Occurrence of the Effective Date............    64

      B.    RISKS TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS...    64

            1.    Competitive Conditions..................................    64

            2.    Dependence on Key Personnel.............................    65

            3.    Decline in Market Demand................................    65

            4.    International Operations................................    65

            5.    Foreign Currency Fluctuations...........................    66

            6.    Raw Materials...........................................    66

            7.    Ability to Satisfy Litigation and Other Claims..........    66

            8.    Projected Financial Information.........................    67

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                     PAGE
            9.    Ability to Service Debt..........................................   67

XI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..........................   67

      A.    INTRODUCTION...........................................................   67

      B.    CONSEQUENCES TO HOLDERS OF CLAIMS......................................   68

            1.    Realization and Recognition of Gain or Loss in General...........   68

            2.    Holders of Allowed Administrative Expense Claims
                  (Unclassified) and Allowed Other Priority Claims (Class 1).......   69

            3.    Holders of Allowed Secured Claims (Class 2)......................   69

            4.    Holders of Allowed Subordinated Notes Claims (Class 3)...........   70

            5.    General Unsecured Claims (Class 4), Tort Claims
                  (Class 5) and Intercompany Claims (Class 6)......................   71

            6.    Allocation of Consideration to Interest..........................   71

            7.    Withholding......................................................   71

      C.    CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS.........................   72

            1.    Discharge-of-Indebtedness Income Generally.......................   72

            2.    Attribute Reduction..............................................   72

            3.    Utilization of Net Operating Loss Carryovers.....................   73

            4.    Consolidated Return Items........................................   74

            5.    Alternative Minimum Tax..........................................   74

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................   75

      A.    LIQUIDATION UNDER CHAPTER 7............................................   75

      B.    ALTERNATIVE PLAN OF REORGANIZATION.....................................   75

XIII. CONCLUSION AND RECOMMENDATION................................................   76

                                TABLE OF CONTENTS
                                   (CONTINUED)

EXHIBIT A         Plan of Reorganization

EXHIBIT B         Disclosure Statement Order

EXHIBIT C         Debtors' Historical Consolidated Financial Statements

EXHIBIT D         Projected Financial Information

EXHIBIT E         Liquidation Analysis

                                  INTRODUCTION

            International Wire Group, Inc.; Camden Wire Co. Inc.; International Wire Rome Operations, Inc.; IWG Resources LLC; Omega Wire, Inc.; OWI Corporation; and Wire Technologies, Inc., as debtors and debtors in possession (collectively, "International Wire" or the "Debtors"), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Second Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 24, 2004, as the same may be amended (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for August 19, 2004, commencing at 10:00 a.m. Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

            Attached as Exhibits to this Disclosure Statement are copies of the following documents:

                  -     The Plan (Exhibit A);

                  - Order of the Bankruptcy Court dated July 7, 2004 (the "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

                  - The Debtors' Consolidated Financial Statements, as of December 31, 2002 and 2003 and for the Three Years Ended December 31, 2003 (Exhibit C)

                  -     The Debtors' Projected Financial Information (Exhibit
                        D); and

                  -     The Debtors' Liquidation Analysis (Exhibit E).

            In addition, a ballot ("Ballot") for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan.

            On July 7, 2004, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

            The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan, for filing objections to confirmation of the Plan, the record date for voting purposes, the applicable standards for tabulating Ballots, and the date for the hearing to consider confirmation of the Plan. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order, and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

            Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired by a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests as to which the holders of claims or equity interests will receive no recovery or retain no property under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Article V. of the Disclosure Statement.

            Classes 3 and 7 of the Plan are impaired and, to the extent Claims and Equity Interests in such Classes are Allowed Claims and Equity Interests, the holders of such Claims and Equity Interests will receive distributions under the Plan. As a result, holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan. In addition, holders of Allowed Class 3 Subordinated Notes Claims may elect to receive New Common Stock and New Notes in allocations different from the Pro Rata Distribution (the "Election"). For a more detailed discussion of the Election, see Article V. A.6 of the Disclosure Statement. Classes 1, 2, 4, 5, 6 and 8 of the Plan are unimpaired. As a result, holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan.

            The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Class 3 will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Claims in such Class that cast their Ballots vote in favor of acceptance. The Bankruptcy Code defines "acceptance" of a plan by a class of interest holders as acceptance by holders of at least two-thirds in amount of the allowed interests in such classes that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Class 7 will occur only if at least two-thirds in amount of the Allowed Equity Interests in such Class that cast their Ballots vote in favor of acceptance. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. For a more detailed description of the requirements for confirmation of the Plan, see Article VI. of the Disclosure Statement.

            If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article VI. C.2 of the Disclosure Statement.

            In the event that a Class of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Debtors' determination whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to or at the Confirmation Hearing.

B. VOTING PROCEDURES

            If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims or Equity Interests in more than one Class and you are entitled to vote Claims or Equity Interests in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims or Equity Interests. Please vote and return your Ballot(s) to the respective location specified in the instructions accompanying each Ballot.

            DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

            TO BE COUNTED, YOUR BALLOT (OR, IN THE CASE OF PUBLICLY HELD BONDS OR NOTES, THE MASTER BALLOT CAST ON YOUR BEHALF) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE FORWARDED IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS IN SUFFICIENT TIME FOR IT TO BE RECEIVED BY THE DEBTORS' TABULATION AGENT NO LATER THAN 4:00 P.M. EASTERN TIME ON AUGUST 12, 2004. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL NOT BE COUNTED.

            Any Claim in an impaired Class as to which an objection or request for estimation is pending or that is scheduled by the Debtors as unliquidated, disputed, or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

            Pursuant to the Disclosure Statement Order, the Bankruptcy Court set July 2, 2004 as the record date for voting on the Plan. Accordingly, only holders of record as of July

2, 2004 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan. In addition, record holders of Class 3 Subordinated Notes Claims will receive an election form ("Election Form") and may make an Election.

            If you are a holder of a Claim or Equity Interest entitled to vote on the Plan or make an Election and did not receive a Ballot or Election Form, received a damaged Ballot or Election Form or lost your Ballot or Election Form, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan or making an Election, please contact Innisfree M&A Incorporated, International Wire Ballot Tabulation Agent, 501 Madison Avenue, 20th Floor, New York, New York 10022 at (877) 750-2689 (banks and brokers call (212) 750-5833) or the designated holder of record of your Claim (e.g. your broker).

C. CONFIRMATION HEARING

            Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on August 19, 2004, commencing at 10:00 a.m. Eastern Time, before the Honorable Burton R. Lifland, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 623, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before August 9, 2004 at 4:00 p.m., Eastern Time, in the manner described below in Section VI. B of the Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

            THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT AND THE EXHIBITS THERETO IN THEIR ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

            THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH, REVIEWED, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, AND THE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

            FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE

PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN
ARTICLE X. OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

            SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

            THE DEBTORS BELIEVE THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11, AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CHAPTER 11 ESTATES, AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS.

       THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS URGE
                     CREDITORS TO VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

            The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. The summary also identifies which Classes are entitled to vote on the Plan based on the Bankruptcy Code and estimates the recovery for each Class. The summary set forth herein is qualified in its entirety by reference to the full text of the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                  OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

              Type of Claim                                                               Estimated
Class      or Equity Interest                          Treatment                         Recovery(1)          Status
-----      ------------------                          ---------                         -----------          ------
N/A         Administrative         Payment in full, in Cash, or in accordance             100%             Unimpaired; Not
            Expense Claims         with the terms and conditions of transactions                           Entitled to Vote
                                   or agreements relating to obligations incurred in
                                   the ordinary course of business during the pendency
                                   of the Chapter 11 Cases or assumed by the Debtors in
                                   Possession.

N/A        Priority Tax Claims     At the option of the Debtors either (i) paid           100%             Unimpaired; Not
                                   in full, in Cash, (ii) paid over a six-year                             Entitled to Vote
                                   period from the date of assessment as
                                   provided in section 1129(a)(9)(C) of the
                                   Bankruptcy Code, with interest, or (iii) upon such
                                   other terms as otherwise established by the
                                   Bankruptcy Court.

1          Other Priority Claims   Payment in full, in Cash.                              100%             Unimpaired; Not
                                                                                                           Entitled to Vote

2          Secured Claims          At the option of the Debtors either (i)                100%             Unimpaired; Not
                                   reinstated and rendered unimpaired by curing                            Entitled to Vote
                                   all outstanding defaults, with all legal,
                                   equitable and contractual rights remaining
                                   unaltered, (ii) paid in full, in Cash, plus
                                   interest required to be paid pursuant to
                                   section 506(b) of the Bankruptcy Code, or
                                   (iii) fully and completely satisfied by
                                   delivery or retention of the Collateral
                                   securing the Secured Claims.

-------------------

(1) The estimated amounts of Claims in each Class are described in Section V. A of this Disclosure Statement.

3       Subordinated Notes         Holders of Allowed Subordinated Notes Claims           72.9%(2)         Impaired;
        Claims                     will receive an aggregate amount of 9,600,000                           Entitled to Vote
                                   shares of New Common Stock, representing
                                   ninety-six percent (96%) of the New Common
                                   Stock distributed pursuant to the Plan,
                                   subject to dilution by the New Options, and
                                   New Notes in the aggregate principal amount
                                   of seventy-five million dollars
                                   ($75,000,000).

                                   Holders may elect to receive a Pro Rata
                                   Distribution of New Common Stock and New
                                   Notes or a different combination thereof as set forth on a properly delivered Election
                                   Form, subject to and limited by an
                                   oversubscription of either the New Common
                                   Stock or New Notes.

4       General Unsecured          Rights unaltered or otherwise rendered unimpaired.     100%             Unimpaired; Not
        Claims                                                                                             Entitled to Vote

------------------

(2) This estimate of recovery for the holders of Allowed Subordinated Notes Claims is based upon the estimated mid-point value of the New Common Stock to be issued under the Plan and assumes that none of the holders make an election for a distribution of New Notes and New Common Stock in a different combination than a holder's Pro Rata Distribution. See Article IX. "Valuation." To the extent that the actual value of the New Common Stock varies from the value estimated, the recovery of holders of Allowed Subordinated Notes Claims may be materially higher or lower that such estimate. See Article X. "Certain Risk Factors To Be Considered."

5       Tort Claims                Rights unaltered or otherwise rendered unimpaired.     100%             Unimpaired; Not
                                                                                                           Entitled to Vote
                                   CRA and Settlement Agreement Claims and Hose
                                   Indemnification Agreement Claims will be
                                   satisfied in full through the reinstatement
                                   and assumption of the CRA and Settlement
                                   Agreements and Hose Indemnification
                                   Agreements.

                                   Other Tort Claims will (i) be determined by the
                                   applicable administrative or judicial tribunal of
                                   appropriate jurisdiction, (ii) survive the
                                   confirmation and consummation of the Plan as
                                   if the Chapter 11 Cases had not been
                                   commenced, and (iii) not be discharged
                                   pursuant to section 1141 of the Bankruptcy
                                   Code.

                                   Insured Tort Claims will be satisfied in accordance
                                   with the provisions of any applicable insurance
                                   policy.

6       Intercompany Claims        Rights unaltered or otherwise rendered unimpaired.     100%             Unimpaired; Not
                                                                                                           Entitled to Vote

7       Existing IWG Common        Distribution of a pro rata share of New                N/A              Impaired;
        Stock                      Common Stock representing 4% of New Common                              Entitled to Vote
                                   Stock distributed pursuant to the Plan, subject
                                   to dilution by the New Options.

8       Subsidiary Equity          Unimpaired and reinstated.                             100%             Unimpaired; Not
        Interests                                                                                          Entitled to Vote

                            III. GENERAL INFORMATION

A. OVERVIEW OF CHAPTER 11

            Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its financial affairs and business for the benefit of itself and its creditors and equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

            The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

            The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order confirming a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

            Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code pursuant to that provision.

B. DESCRIPTION AND HISTORY OF BUSINESS

            1. THE DEBTORS

                  a. Overview

            International Wire Group, Inc. ("IWG"), through its direct and indirect subsidiaries (collectively, the "Company"), is a leading manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated wire, for other wire suppliers and original equipment manufacturers ("OEMs"). The Company's products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, electronics and data communications, and general industrial/energy industries. The Company manufactures and distributes its products at 20 facilities located in the United States, Mexico, France, Italy, and the Philippines. The Company's principal executive offices are located at 101 South Hanley Road, Suite 1075, St. Louis, Missouri 63105.

            For the year ended December 31, 2003, the Company recorded revenue of approximately $389 million. As of December 31, 2003, the Company's books and records reflected consolidated assets and liabilities totaling approximately $392 million and $481 million, respectively. As of the date hereof, the Company employs approximately 2,050 people, of which approximately 1,400 are employed by the Debtors.

                  b. Products

            The following is a description of the Company's primary products and markets served:

      Bare Wire Products

            Bare wire products accounted for approximately 56% of the Company's 2003 consolidated sales. Bare wire products are used to transmit digital, video and audio signals or conduct electricity and are sold to a diverse customer base of over 1,000 insulated wire manufacturers and various industrial OEMs for use in computer and data communications products, general industrial, energy, appliances, electrical, automobiles, and other applications. The Company manufactures a broad array of bare and tin-plated copper wire conductors, including single end wire, stranded wire, bunched wire, cabled wire, braided wire, and shielding wire. The Company has twelve facilities dedicated to the production and distribution of bare wire products. Six of these facilities are located in New York State, two are in France, one in Indiana, one in Texas, one in Italy and one distribution facility is located in California.

      Insulated Wire Products

            Insulated wire products accounted for approximately 44% of the Company's 2003 consolidated sales. Insulated wire products, which are copper wire conductors insulated with plastic or other polymeric compounds, are primarily for use in the assembly of wire harnesses that are installed in automobiles and appliances. A wire harness is comprised of an assembly of wires with connectors and terminals that transmit electricity between two or more end points. The Company has eight manufacturing and distribution facilities used to produce and distribute insulated wire. Two of the manufacturing facilities are located in Texas, two are in Indiana, one in Mexico, one in the Philippines and one in France and the distribution facility is located in Texas.

            2. THE FORMATION OF INTERNATIONAL WIRE; MERGERS AND ACQUISITIONS

            In December 1992, an investor group led by Hicks, Muse, Tate & Furst Incorporated ("HMTF") acquired Kirtland Indiana, Limited Partnership, which was subsequently renamed Wirekraft Industries, Inc. ("Wirekraft"). Wirekraft was engaged in the manufacture of insulated wire and the fabrication of wire harnesses. In March 1995, an investor group led by HMTF acquired Omega Wire, Inc. ("Omega Wire"). In June 1995, through a series of acquisitions and mergers, IWG was organized to combine the operations of Wirekraft and Omega Wire. The acquisition of Omega Wire broadened the Company's product offering through the addition of broad and diverse bare wire products and vertically integrated the Company by substantially reducing its need to purchase bare wire from other manufacturers.

            In March 1996, the Company acquired the business of Hoosier Wire, Inc., Dekko Automotive Wire, Inc., Albion Wire, Inc. and Silicones, Inc., a group of affiliated companies operating together under the trade name Dekko Wire Technology Group. This acquisition increased the Company's insulated and bare wire manufacturing capabilities, increased manufacturing capacity, and enabled the Company to expand into new markets by adding specialty products to its product offerings.

            In February 1997, the Company acquired Camden Wire Co., Inc., a manufacturer and marketer of bare and tin-plated copper wire, allowing the Company to expand its geographic manufacturing base and to realize efficiencies through consolidation of operations and process improvements.

            In 1998, the Company made two strategic acquisitions: the acquisition of the assets of Spargo Wire Company, Inc., which expanded the Company's offering of bare wire, and the acquisition of Italtrecce S.r.l., bringing new specialty braid products to the Company's product offerings and allowing it to expand its geographic manufacturing base to Italy. In addition, in July 1998, the Company completed the construction of a manufacturing facility in Cebu, Philippines, which allowed the Company to supply global customers and build relationships with new customers in the Asia Pacific markets.

            In December 1999, the Company acquired a group of French wire manufacturers. Two of the operating companies manufacture specialty braids, rope and cable products and the third manufactures insulated wire products. This acquisition complemented the Company's existing business in Italy and expanded sales opportunities throughout Europe.

            In March 2000, the Company sold its Wire Harness business to Viasystems International, Inc. ("Viasystems") for $210.8 million in cash (the "Wire Harness Sale"). At the time of the Wire Harness Sale, the Company and Viasystems were commonly controlled by affiliates of HMTF. In connection with the Wire Harness Sale, the Company entered into an agreement to supply Viasystems' wire harness business with substantially all of their insulated wire requirements through March 2003, which was a continuation of the then existing practice. This supply agreement has been extended through December 2005.

            In August 2001, the Company continued its international expansion through the purchase of a manufacturing facility in Durango, Mexico. Management believes that this facility, approximately 600 miles south of the U.S./Mexican border, will allow the Company to expand its relationships with existing North American customers and seek new opportunities in Central and South America. Production and shipments to customers from this facility began in the third quarter of 2002.

C. THE DEBTORS PREPETITION CAPITAL STRUCTURE

            1.    THE SENIOR SECURED NOTES

            As of the Commencement Date, International Wire had outstanding 10 3/8% Senior Secured Notes due 2005 in the principal amount of $82,000,000 pursuant to that certain Senior Secured Notes Indenture, dated May 30, 2003, between IWG, as borrower, each of the other Debtors (the "Debtors Subsidiaries") and International Wire Holding Company ("IWHC"), the parent of IWG, as guarantors, and Wells Fargo Bank Minnesota, N.A., as the indenture trustee (the "Senior Secured Indenture Trustee"). Payment of the

Senior Secured Notes was secured by liens on, and security interests in, substantially all of the assets and property interests of IWG and the guarantors. The proceeds of the sale of the Senior Secured Notes were used to pay all obligations under the Debtors' then-existing secured revolving credit facility and outstanding letters of credit issued thereunder, as well as for working capital and general corporate purposes. As of the Commencement Date, the principal amount due under the Notes was $82,000,000, plus accrued interest of approximately $3,050,000. All obligations in respect of the Senior Secured Notes were paid utilizing proceeds from the Debtors' debtor-in-possession financing facility. See Section IV. A.2 of the Disclosure Statement.

            2.    THE SUBORDINATED NOTES

            International Wire also has issued and outstanding (i) $150.0 million in principal amount of 11 3/4% Senior Subordinated Notes due June 1, 2005 issued by IWG under an indenture dated June 12, 1995 (the "Series A Notes"), (ii) $150.0 million in principal amount of 11 3/4% Series B Senior Subordinated Notes due June 1, 2005 issued by IWG under an indenture dated June 17, 1997 (the "Series B Notes" and, together with the Series A Notes, the "11 3/4% Subordinated Notes"), and (iii) $5.0 million in principal amount of 14% Senior Subordinated Notes due June 1, 2005 issued by IWG under an indenture dated February 12, 1997 (the "14% Subordinated Notes" and, collectively with the 11 3/4% Subordinated Notes, the "Subordinated Notes"). The Subordinated Notes are unsecured obligations of IWG and are guaranteed by the Debtor Subsidiaries. The Subordinated Notes are subordinated in right of payment to the prior payment in full of the amounts due under the Senior Secured Notes, which senior indebtedness has been paid in full as provided for pursuant to the Final DIP Order. See Section IV. A.2 of the Disclosure Statement. As of the Commencement Date, approximately $29,259,306 of accrued and unpaid interest was outstanding, including the unpaid, semi-annual interest payments that were due on December 1, 2003.

            3.    EQUITY

            All outstanding shares of IWG common stock are held by IWHC and there is no established public trading market for such stock. Certain Affiliates of HMTF hold approximately 90% of the common stock of IWHC, and the remainder is held by certain current and former executive officers and directors of the Debtors and other individuals currently or formerly affiliated with entities acquired by the Debtors or HMTF. All outstanding common stock of the Debtor Subsidiaries is owned, directly or indirectly, by IWG.

            4.    OTHER PREPETITION OBLIGATIONS: LITIGATION CLAIMS

            The Debtors are party to numerous lawsuits and have product liability claims made against them involving water inlet hoses previously assembled and supplied by a former subsidiary of IWG to various OEMs and other distributors. The Debtors have legal obligations to defend and indemnify certain OEMs supplied with such products, and to Viasystems in connection with the sale of the aforementioned subsidiary as a part of the Wire Harness Sale (the "Hose Indemnification Agreements"). During the years prior to the

Commencement Date, the Debtors entered into numerous settlement and release agreements, claim and litigation management agreements, claim resolution agreements, and related and/or similar agreements, whereby the Debtors and homeowner insurance providers settled prospective and/or historical product liability claims arising out of the alleged failure of such water inlet hoses (the "CRA and Settlement Agreements"). The Debtors have entered into CRA and Settlement Agreements with homeowner insurance providers with an aggregate market share of approximately 70% of the domestic homeowner insurance market.

            The Debtors have insurance coverage for a substantial portion of these product liability claims that arose prior to April 1, 2002. Following one excess insurance carrier's decision to disclaim coverage for such hose claims in February 2002, IWG initiated an action in Illinois state court (the "State Court Action") against that excess liability insurance carrier and other parties alleging, among other things, that the excess carrier was obligated to defend and indemnify and provide insurance coverage to the Debtors and various OEMs for claims for damages and defense costs related to water inlet hoses supplied by and through the former subsidiary of IWG pursuant to two $25 million excess insurance policies covering the one year periods from April 1, 2000 to April 1, 2002. In July 2003, judgment was entered in the State Court Action in favor of IWG, which judgment was appealed by the insurance carrier. Following entry of the judgment, IWG and its parent corporation sued the excess insurance carrier for damages arising out of such carrier's wrongful denial of coverage. Thereafter, IWG and certain affiliates of IWG and the excess carrier entered into settlement negotiations and, in December 2003, reached an agreement whereby, among other things, the excess insurance carrier agreed to provide IWG and parties IWG had agreed to indemnify coverage and defense costs for the hose claims in accordance with the terms of the policies. In addition, pursuant to Hose Indemnification Agreements, certain OEMs whose indemnification claims are covered by such insurance coverage have agreed to provide limited financial contributions to fund a portion of the uninsured payments that IWG has made and will make pursuant to the CRA and Settlement Agreements. As a result of the foregoing, the Debtors' exposure on account of such claims is diminished, and the Debtors estimate that any remaining uninsured liability for such claims will not exceed a total amount the Debtors will be able to pay over time as hose claims against IWG are resolved in other forums outside of the Bankruptcy Court. See Section V.A.8(a).

D. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

            International Wire has been impacted by a significant downturn in the industrial / energy and electronics / data communications markets and by increased competitive pricing pressures in the automotive market that accelerated in 2001 and have continued to increase through the date hereof. The economic downturn and competitive pricing pressures have resulted in lower sales, lower margins, and weaker cash flows than originally expected. Starting in 2001, the Debtors began implementing a series of measures to realign their operations and reduce costs. Among other measures, the Debtors closed eight plants by consolidating production capacity in the remaining plants, opened the Durango, Mexico plant, and sought new market opportunities in Central and South America. Despite these measures, it became apparent that to operate profitably, the Debtors would have to restructure their debt.

            Realizing that the Company's ability to operate under the burden of its debt would become increasingly difficult in the current environment, IWG retained Rothschild Inc. ("Rothschild") as its independent financial advisor to develop and evaluate alternative means to reduce the existing debt and strengthen the Company's balance sheet and established a special committee (the "Special Committee") to evaluate recapitalization alternatives for the Debtors. The Board of Directors granted the Special Committee the power and authority to review and evaluate such recapitalization alternatives and to oversee, discuss and negotiate a final recapitalization structure with the Debtors' creditors and stockholders.

            The Special Committee, together with Rothschild and International Wire's legal advisors, subsequently concluded, after exploring various alternatives, that to successfully implement the Debtors' business plans, the Debtors would have to emerge from any restructuring with significantly less debt. The Debtors and the Special Committee also concluded that the best vehicle to achieve a restructuring of its indebtedness was through consummation of a prearranged or prepackaged chapter 11 plan. In November 2003, International Wire began negotiations with certain holders of the Subordinated Notes (the "Noteholders' Committee") regarding the recapitalization of its balance sheet and the terms of a chapter 11 plan.

            On December 1, 2003, IWG announced that it would not make its scheduled $18.0 million interest payment on the Subordinated Notes that was due on December 1, 2003.

            International Wire and the Noteholders' Committee engaged in substantial negotiations during the months before the Commencement Date resulting in an agreement among International Wire, certain holders of Subordinated Notes Claims, IWHC, the holder of the existing equity interests in IWG, and Hicks, Muse & Co. Partners, L.P., an Affiliate of HMTF (the "Lockup Agreement"), whereby the holders of the Subordinated Notes would exchange such debt for seventy-five million dollars ($75,000,000) of new notes and ninety-six percent (96%) of the equity of Reorganized IWG; secured claims, trade claims and the claims of other general unsecured creditors would be unimpaired and paid in full; and IWHC would receive four percent (4%) of the equity of Reorganized IWG. The parties also agreed on other aspects of the Plan. Under the Lockup Agreement, the holders of Subordinated Notes Claims party thereto and IWHC agreed, among other things, to vote to accept the Plan and not to take any action or pursue any remedies available to them under the Subordinated Notes, subject to, among other things, the filing of the Chapter 11 Cases on or prior to March 30, 2004, the filing of a Plan and Disclosure Statement (on terms that are consistent in all material respects with the terms of the Lockup Agreement) prior to May 28, 2004, obtaining Bankruptcy Court approval of the Disclosure Statement and Plan on or prior to July 15, 2004 and August 31, 2004, respectively, and effectuating the emergence of the Debtors from chapter 11 pursuant to the terms of the Plan on or prior to September 30, 2004. Neither the Plan nor this Disclosure Statement is intended to or should be construed to modify the terms of the Lockup Agreement.

            As of the Commencement Date, IWG had obtained consents from the holders of more than a majority of the Subordinated Notes to the terms of the Lockup Agreement.

However, due to an extraordinary, meteoric rise in the price of copper, the largest raw material cost of the Company, the Company's liquidity eroded, and, as a result, the parties lacked sufficient time to conclude negotiations for and complete the solicitation of consents to a pre-packaged plan of reorganization. Therefore, in order to access funding in the form of debtor-in-possession financing, International Wire had to resort to chapter 11 before completing a pre-packaged plan process.

                     IV. EVENTS DURING THE CHAPTER 11 CASES

            On March 24, 2004 (the "Commencement Date"), the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

            The following is a brief description of certain major events that have occurred during the Chapter 11 Cases.

A. STABILIZATION OF BUSINESS

            During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and assuring vendors, customers and utilities that had been affected by the commencement of the Chapter 11 Cases of the viability of their businesses and their intention to exit chapter 11 as quickly as possible.

            1.    FILING AND FIRST DAY ORDERS

            On the Commencement Date, the Debtors filed their petitions under chapter 11 of the Bankruptcy Code. On March 25, 2004, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization. Certain of the orders were entered on an interim basis; all such interim orders were entered as final orders at a later date.

            Case Administration Orders. These orders: (i) authorized joint administration of the Chapter 11 Cases, (ii) established interim compensation procedures for professionals, and (iii) granted an extension of the time to file the Debtors' schedules and statements of financial affairs.

            Payments on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of certain prepetition: (i) wages, compensation, and employee benefits, (ii) sales and use taxes, and (iii) obligations owed to critical vendors, foreign vendors, common carriers and customs brokers. In addition, the Debtors were authorized to honor certain prepetition customer obligations and continue certain customer related practices.

            Business Operations. The Bankruptcy Court authorized the Debtors to
(i) continue prepetition premium obligations under workers' compensation insurance policies and all other insurance policies, (ii) continue their existing centralized cash management system and current investment policy and maintain their existing bank accounts and business forms, (iii) provide adequate assurance to utility companies, and (iv) employ professionals utilized in the ordinary course of business.

            2.    THE DIP FACILITY

            To facilitate the establishment of normal vendor relations, provide confidence to customers and suppliers, and address liquidity concerns, prior to the commencement of the Chapter 11 Cases, the Debtors negotiated an agreement for up to $140 million in debtor-in-possession financing (the "DIP Facility").

            The Bankruptcy Court granted interim approval of the DIP Facility on March 25, 2004 (the "Interim DIP Order"). Pursuant to the terms of the DIP Facility, the Debtors used proceeds thereof to pay off the Senior Secured Notes. In furtherance thereof, the Interim DIP Order provided for the Debtors to pay the Senior Secured Indenture Trustee approximately $86,000,000, representing the principal and accrued prepetition interest due under the Senior Secured Notes, the payment of fees and expenses and a prepayment premium in the amount of $820,000, equal to one percent (1%) of the principal amount of the Senior Secured Notes (the "Prepayment Premium"). The Interim DIP Order also provided that of the amount paid to the Senior Secured Indenture Trustee, only the principal amount of the Senior Secured Notes was immediately available to be distributed to the holders of the Senior Secured Notes and all other amounts were to be held by the Senior Secured Indenture Trustee pending further order of the Court.

            In addition, in response to the Senior Secured Indenture Trustee's suggestion that the holders of the Senior Secured Notes may be entitled to additional claims as a result of the early payoff of the Senior Secured Notes (the "Additional Prepayment Claims"), the Interim DIP Order reserved the right of the Senior Secured Indenture Trustee and such noteholders to assert Additional Prepayment Claims prior to the entry of a final order approving the DIP Facility (the "Final DIP Order") and, in the event such Additional Prepayment Claims were asserted, the Interim DIP Order preserved the right of the Debtors to assert a claim to recover the Prepayment Premium paid to the Senior Secured Indenture Trustee. As adequate protection for the Additional Prepayment Claims, the Senior Secured Indenture Trustee was granted a junior lien on substantially all of the Debtors' assets for the benefit of itself and the holders of the Senior Secured Notes. The Interim DIP Order further provided that such junior lien would be released and terminated in the event Additional Prepayment Claims were not timely asserted, were overruled by the Court, or were settled.

            Prior to the Court's consideration of the Final DIP Order, the Debtors and the Senior Secured Indenture Trustee reached a settlement regarding the Additional Prepayment Claims (the "Prepayment Settlement"). On April 19, 2004, the Bankruptcy Court entered the Final DIP Order, which approved the DIP Facility and the terms of the Prepayment Settlement. Pursuant to the Prepayment Settlement, the holders of the Senior Secured Notes were provided the Prepayment Premium plus an amount equal to the interest that would have accrued on the Senior Secured Notes through the date of entry of the Final DIP Order. In addition, the Debtors agreed to pay the outstanding fees and expenses of the Senior Secured Indenture Trustee. The junior lien granted to the Senior Secured Indenture Trustee on account of the Additional Prepayment Claims was, therefore, released and terminated and any further Additional Note Claims were discharged and extinguished.

            3.    KEY EMPLOYEE RETENTION

            In addition to the aforementioned Bankruptcy Court authority to continue general compensation programs with current employees, on May 26, 2004, the Bankruptcy Court approved an employee retention program for key employees. The retention program was designed to encourage key employees to remain with the Debtors by providing them stay bonuses if they remain employed by the Debtors' on specific dates. The retention program also provided for incentive payments to certain senior executives if the Company achieves certain finance performance targets and the establishment of a discretionary bonus pool for employees not otherwise eligible for the aforementioned stay bonuses or incentive payments. The key employee retention program was formulated by the Debtors in consultation with the Noteholders' Committee. The additional compensation consisted of a total of up to $2,794,500 for sixteen (16) employees who had been identified as key to the Debtors' business or restructuring efforts, and an additional $250,000 discretionary bonus pool to provide the chief executive officer with the flexibility to reward other key personnel as appropriate.

B. CREDITORS' COMMITTEE

            On April 1, 2004, the United States Trustee for the Southern District of New York (the "US Trustee") conducted an organizational meeting to form a committee to represent the interests of unsecured creditors of the Debtors. Due to the failure of creditors to express sufficient interest in serving on such a committee, the US Trustee initially determined not to appoint an official committee of unsecured creditors in the Chapter 11 Cases.

            Subsequently, following expressions of interest on behalf of several unsecured creditors to serve on an official committee, on May 17, 2004, the US Trustee, pursuant to section 1102(a)(1) and 1102(b) of the Bankruptcy Code, appointed a five-member committee to represent the interests of unsecured creditors of the Debtors (the "Committee"). The members of the Committee are set forth below:

                               COMMITTEE MEMBERS

GSCP (NJ), Inc. a/k/a GSC Partners      J.P. Morgan Partners (BHCA), L.P.
500 Campus Drive, Suite 220             1221 Avenue of the Americans, 39th Floor
Florham Park, NJ 07932                  New York, NY 10020

First Pacific Advisors                  NYSEG Solutions, Inc.
1140 W. Olympic Boulevard, Suite 1200   81 State Street, Stephens Square, 5th Floor
Los Angeles, CA 90064                   Binghamton, NY 13901-3133

The Bank of New York
101 Barclay Street, 8W
New York, NY 10286

            During the Chapter 11 cases, the Debtors have consulted with the Noteholders' Committee and, since its formation, the Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Noteholders' Committee and the Committee informed with respect to their operations and the Noteholders' Committee and the Committee each has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business plan and negotiating the terms of the Plan.

C. RESTRUCTURING OF THE DEBTORS' BUSINESSES

            Prior to and during the Chapter 11 Cases, the Debtors conducted a process to assess whether they needed to restructure their businesses and assets. The Debtors, together with their financial and legal advisors, have reviewed and analyzed their businesses, owned properties, contracts, and leases to determine if any of these assets should be divested during the Chapter 11 Cases.

D. SCHEDULES AND STATEMENTS

            The Debtors filed with the Bankruptcy Court their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders (collectively, the "Schedules") on May 24, 2004.

            Pursuant to the terms of the Plan, General Unsecured Claims and Tort Claims will be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code. See Section V. A.7 and V. A.8 of this Disclosure Statement. The Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a holder of a Claim or Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the Allowed amount of the Claim or Equity Interest of such holder. If any holder of a Claim or Equity Interest disagrees with the Debtors, such holder must so advise the Debtors in writing, in which event, the Claim or Equity Interest shall be a Disputed Claim or a Disputed Equity Interest. See
Section 7.01 of the Plan.

E. STATUS OF EXIT FACILITY

            The Debtors have had discussions with several lenders with respect to obtaining an exit financing facility in an aggregate amount up to one hundred forty million dollars ($140,000,000). As of June 29, 2004, the Debtors have received proposals from fourteen lenders. It is contemplated that the exit financing facility will be secured by a first priority lien on substantially all of the Debtors' property. On the Effective Date, the Debtors will enter into the exit financing facilities agreement (the "New Exit Facilities Agreement") and borrowings thereunder will be utilized to refinance the obligations of the Debtors under the DIP Facility and will provide funding for working capital and other general corporate purposes.

                         V. THE PLAN OF REORGANIZATION

            The Debtors believe that (i) through the Plan, holders of Allowed Claims will obtain a recovery from the estates of the Debtors that is at least equal to, and likely greater than, the recovery they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code, and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

            The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

            The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

            1.    ADMINISTRATIVE EXPENSE CLAIMS

            Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, and all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330, 331 or 503 of the Bankruptcy Code.

            Except as provided in the next sentence with respect to ordinary course obligations and in Section V. A.2. of the Disclosure Statement with respect to professional compensation and reimbursement Claims, Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date and liabilities arising under loans or advances to the Debtors in Possession) will be paid in full by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors estimate that Allowed Administrative

Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases and postpetition obligations incurred and to be paid in the ordinary course, but inclusive of amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $250,000.

            2.    COMPENSATION AND REIMBURSEMENT CLAIMS

            Compensation and Reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses. Notwithstanding the foregoing, the reasonable fees and expenses incurred on or after the Commencement Date by Stroock & Stroock & Lavan LLP, as counsel to the Noteholders' Committee, Houlihan Lokey Howard & Zukin Capital, as financial advisors to the Noteholders' Committee, and Vinson & Elkins L.L.P., as counsel to HMTF, and any other professionals retained by the Noteholders' Committee or HMTF respectively, including local counsel, pursuant to their respective agreements entered into prior to, on, or subsequent to the Commencement Date, and the reasonable fees and expenses the indenture trustee for the Subordinated Notes (the "Subordinated Notes Indenture Trustee") arising prior to and following the Commencement Date, including reasonable attorneys' fees, as set forth in the Subordinated Notes Indentures will be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional retained by the Noteholders' Committee, HMTF, or the Subordinated Notes Indenture Trustee cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses will be determined by the Bankruptcy Court.

            Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Except as otherwise provided in the Plan, requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and object to the allowance of any claims for compensation and reimbursement of expenses.

            Except as otherwise provided in the Plan, each holder of a Compensation and Reimbursement Claim will (i) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (A) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (B) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Reorganized Debtors.

            3.    PRIORITY TAX CLAIMS

            Priority Tax Claims are Claims of governmental units for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims not previously paid pursuant to an order of the Bankruptcy Court will aggregate approximately $40,000.

            Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Internal Revenue Code, without regard to subsection (c) thereof), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, provided, however, that the Debtors reserve the right to prepay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; provided, further, however, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim, or
(iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

            4.    CLASS 1 - OTHER PRIORITY CLAIMS

            Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include Claims for (i) accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (A) the number of employees covered by such plan multiplied by $4,650, less (B) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the 90 days prior to the Commencement Date. The Debtors believe that all Other Priority Claims previously have been paid pursuant to orders of the Bankruptcy Court, other than certain unpaid sales commissions in the amount of approximately $20,000.

            Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date such Other Priority Claims become Allowed Claims, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims, if any exist, are not altered by the Plan.

            5.    CLASS 2 - SECURED CLAIMS

            A Secured Claim is any Claim (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, (ii) that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, or
(iii) that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code. Based upon the Debtors' Schedules and the proofs of claim filed in the Chapter 11 Cases, the Debtors believe that the Secured Claims include, among other claims, Claims which, absent their status as Secured Claims, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code and Claims relating to mechanics' and materialmens' liens. The Debtors estimate that the amount of Allowed Secured Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $800,000.

            Pursuant to the Plan, the legal, equitable, and contractual rights of the holders of Allowed Secured Claims are unaltered by the Plan.

            6.    CLASS 3 - SUBORDINATED NOTES CLAIMS

            The Subordinated Notes Claims consist of all Claims arising under
(i) the indenture, dated June 12, 1995, between IWG and the Subordinated Notes Indenture Trustee, and all the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provides for the issuance of the 11 3/4% Senior Subordinated Notes due June 1, 2005, (ii) the indenture, dated June 17, 1997, between IWG and the Subordinated Notes Indenture Trustee, and all the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provides for the issuance of the 11 3/4% Series B Senior Subordinated Notes due June 1, 2005, and (iii) the indenture, dated February 12, 1997, between IWG and the Subordinated Notes Indenture Trustee, and all the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provides for the issuance of the 14% Senior Subordinated Notes due June 1, 2005. Pursuant to the Plan, the Subordinated Notes Claims shall be Allowed in the aggregate amount of $334,259,306, consisting of $305,000,000 in principal and $29,259,306 of accrued and unpaid interest as of the Commencement Date.

            Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Subordinated Notes Claim shall receive on account of such Claim (i) in the case of each Non-Electing Holder, such holder's Pro Rata Distribution or (ii) in the case of each Electing Holder, such different combination of New Notes and New Common Stock as is set forth on a properly delivered Election Form, provided that the aggregate Determined Value of the New Notes and New Common Stock so elected shall equal the Attributable Value of such holder's Allowed Subordinated Notes Claim, provided, further, that such election shall be subject to proration in the manner set forth below in the event of an oversubscription of either the New Notes or the New Common Stock. All holders of Allowed Subordinated Notes Claims shall receive an aggregate amount of 9,600,000 shares of New Common Stock, representing ninety-six percent (96%) of the New Common Stock distributed pursuant to the Plan, subject to dilution by the New Options, and New Notes in the aggregate principal amount of seventy-five million dollars ($75,000,000), subject to increase or reduction for fractional shares and notes.

            Pursuant to the Plan, absent making an Election, each holder of an Allowed Claim on account of such holder's 11 3/4% Subordinated Notes will receive, in respect of each $1,000 principal amount of such holder's 11 3/4% Subordinated Notes, (i) 31.4668 shares of New Common Stock representing 61.06% of the recovery on such Allowed Claim using a Determined Value of $12.25 per share(3) and (ii) $245.8343 in principal amount of New Notes valued at par and representing 38.94% of such recovery. Pursuant to the Plan, absent making an Election, each holder of Allowed Claim on account of such holder's 14% Subordinated Notes will receive, in respect of each $1,000 principal amount of such holder's 14% Subordinated Notes, (i) 31.9927 shares of New Common Stock representing 61.06% of the recovery on such Allowed Claim using a value of $12.25 per share and (ii) $249.9432 in principal amount of New Notes valued at par and representing 38.94% of such recovery. Because there are limited amounts of New Notes and New Common Stock to be issued under the Plan, if holders of Allowed Subordinated Notes Claims elect a greater allocation of New Common Stock and a lesser allocation New Notes than the Pro Rata Distribution, there must be one or more holders that elect a greater allocation of New Notes and lesser allocation of New Common Stock for the Election to be partially or wholly recognized. The very same principle will apply if holders of Allowed Subordinated Notes Claims elect a greater allocation of New Notes and a lesser allocation of shares of New Common Stock. Thus, in the event of an oversubscription of New Common Stock or New Notes, Elections will be subject to proration as described in the Plan.

            Pursuant to the Election, each holder of an Allowed Subordinated Notes Claim may elect to allocate the form of its recovery in an allocation different from the percentages of New Common Stock and New Notes provided pursuant to the Pro Rata Distribution by following the directions on the Election Form. In order to make an Election, you must complete and return the Election Form to your nominee in sufficient time for your Election to be processed so that your underlying position can be electronically delivered

------------------

(3) This Determined Value differs from the per share value of New Common Stock calculated on the mid-point of the reorganization enterprise valuation of the Reorganized Debtors provided by Rothschild Inc., the Debtors' financial advisor. See Article IX. "Valuation."

pursuant to the procedures established by Innisfree M&A Incorporated (the "Solicitation Agent"), by 5:00 p.m. (New York City Time) by August 12, 2004 (the "Election Expiration Date"). Upon receipt of your Election Form, the securities representing your Allowed Subordinated Notes Claim will be deemed surrendered and you will not be able to sell or otherwise transfer those securities unless your election is withdrawn by your nominee prior to the Election Expiration Date.(4) Your Election and deemed surrender of securities will be revocable prior to the Election Expiration Date in accordance with the Solicitation Agent's procedures, and the holder of a Claim that has revoked an Election may exercise a new Election Form, subject to compliance with all required procedures prior to the Election Expiration Date. If you are the holder of Allowed Subordinated Notes Claims that are held in separate accounts, you will receive a separate Election Form for each such Claim.

            In the event of a Stock Oversubscription, (i) each Notes Oversubscriber shall receive New Notes and New Common Stock as properly reflected in such holder's Election Form and (ii) each Stock Oversubscriber shall receive a number of shares of New Common Stock determined by multiplying the Net Available Shares by a fraction, the numerator of which is the total number of shares of New Common Stock such Stock Oversubscriber has properly elected pursuant to such holder's Election Form and the denominator of which is the total number of shares of New Common Stock all Stock Oversubscribers have properly elected in such holders' Election Forms, with the remaining unsatisfied portion of such holder's Allowed Subordinated Notes Claim (based on the Attributable Value thereof reduced by the Determined Value of the New Common Stock issuable to such holder in accordance with the foregoing provisions) to be satisfied through the issuance of New Notes (based upon the Determined Value thereof).

            In the event of a Notes Oversubscription, (i) each Stock Oversubscriber shall receive New Notes and New Common Stock as properly reflected in such holder's Election Form and (ii) each Notes Oversubscriber shall receive the principal amount of New Notes determined by multiplying the Net Available Notes by a fraction, the numerator of which is the total principal amount of New Notes such Notes Oversubscriber has properly elected pursuant to such holder's Election Form and the denominator of which is the total principal amount of New Notes all Notes Oversubscribers have properly elected in such holders' Election Forms, with the remaining unsatisfied portion of such holder's Allowed Subordinated Notes Claim (based on the Attributable Value thereof reduced by the Determined Value of the New Notes issuable to such holder in accordance with the foregoing provisions) to be satisfied through the issuance of New Common Stock (based upon the Determined Value thereof).

            For the limited purpose of calculating distributions to Electing Holders under the Plan, the Determined Value of the New Common Stock is deemed to be $12.25 per share and the Determined Value of the New Notes is deemed to be the principal amount thereof.

------------------

(4) However, private arrangements for the sale and purchase of the right to receive distributions under the Plan following the surrender of securities to effectuate an Election are not prohibited, but the Debtors have no obligation to recognize or facilitate such private arrangements.

Such Determined Value of the New Common Stock represents a per share amount less than the mid-point per share value of the Debtors' reorganization value of the New Common Stock. For a discussion of the Debtors' reorganization value and the risk factors in respect of the value of the New Common Stock, see Article IX. "Valuation," Article VIII. B "Risks Relating to the New Common Stock and New Notes" and Article X. "Certain Risk Factors to be Considered." The right of each holder of an Allowed Subordinated Notes Claim to elect to be a Notes Oversubscriber or a Stock Oversubscriber is an option available to all such holders. Furthermore, the availability of such options will not diminish or affect the amount of New Notes and New Common Stock to be received by a Non-Electing Holder that elects not to exercise such options.

            7.    CLASS 4 - GENERAL UNSECURED CLAIMS

            General Unsecured Claims consist of all Claims other than Administrative Expense Claims (including Professional Compensation and Reimbursement Claims), Priority Tax Claims, Other Priority Claims, Secured Claims, Subordinated Notes Claims, Tort Claims, and Intercompany Claims. General Unsecured Claims include, without limitation, Claims arising from the rejection of leases of nonresidential real property and executory contracts and Claims of the Debtors' trade vendors, suppliers and service providers.

            For purposes of the Plan, through the proposed deemed substantive consolidation of the Debtors, Claims against multiple Debtors are treated as one Claim against the Debtors and guarantee Claims against and among multiple Debtors are eliminated. See Section V. "Substantive Consolidation of the Debtors." The Debtors estimate that the amount of all Allowed General Unsecured Claims will aggregate approximately $5,493,000. The Debtors' estimate of Allowed General Unsecured Claims is based upon an analysis of the General Unsecured Claims by the Debtors and their advisors and the Debtors' experience to date in resolving disputes concerning the amount of such General Unsecured Claims. Although the Debtors believe their estimate is reasonable, the ultimate resolution of General Unsecured Claims could result in Allowed General Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

            Pursuant to the Plan, the legal, equitable and contractual rights of the holders of a General Unsecured Claims remain unaltered, or such Allowed General Unsecured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code. Holders of Allowed General Unsecured Claims shall receive accrued and unpaid post-Commencement Date interest on account of such Claims at (i) the rate enforceable against the Debtors in the underlying written contract, if any, pursuant to which such Claim for interest arises, and
(ii) if no contract providing such an enforceable obligation exists, a rate of interest to be determined or approved by Final Order of the Bankruptcy Court.

            Regarding Class 4 General Unsecured Claims where there is no contract providing an enforceable obligation to pay post-Commencement Date interest, the United States Court of Appeals for the Second Circuit, the circuit in which the Chapter 11 Cases are pending, has not established a precedent for the determination of the proper rate of interest, if any, payable to unsecured creditors of a solvent debtor. Such rate of interest may vary from the federal judgment rate (1.45% as of June 3, 2004), the judgment rate under New York law (9%), or another rate.

            By motion dated June 28, 2004, the Debtors moved the Bankruptcy Court to approve an agreement between the Debtors and the Committee regarding the appropriate rate of interest for Class 4 General Unsecured Claims. That agreement provides that if an Allowed General Unsecured Claim arises under a written agreement that has an enforceable contractual obligation to pay interest, the Debtors will pay accrued and unpaid post-Commencement Date interest due on account of such Claim at that contractual interest rate. The agreement further provides that where there is no enforceable contract rate of interest, the Debtors will pay accrued and unpaid post-Commencement Date interest at the rate of 4.5% per annum. When the Bankruptcy Court rules on the appropriate rate of interest, the Plan will be deemed amended to include the applicable rates of interest, and distributions to holders of Allowed General Unsecured Claims will be made accordingly.

            8.    CLASS 5 - TORT CLAIMS

            Tort Claims consist of all Claims relating to tort, property damage, personal injury, products liability, discrimination, employment practices, environmental damage, or any other similar litigation Claim asserted against any of the Debtors. For purposes of the Plan, Tort Claims are divided into three categories (a) CRA and Settlement Agreement Claims and Hose Indemnification Agreement Claims, (b) Other Tort Claims, and (c) Insured Tort Claims.

            Pursuant to the Plan, the legal, equitable, and contractual rights of the holders of Tort Claims are unaltered by the Plan, or such Allowed Tort Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

                  (a) CRA and Settlement Agreement Claims and Hose Indemnification Agreement Claims.

            With respect to a CRA and Settlement Agreement Claim or a Hose Indemnification Agreement Claim, pursuant to the Plan such Claim will be rendered unimpaired, leaving unaltered the legal, equitable, and contractual rights of the holder of such Claim, and, if applicable, such claim shall be reinstated pursuant to section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable law that entitles the holder of a CRA and Settlement Agreement Claim or a Hose Indemnification Agreement Claim to demand or receive payment prior to stated maturity from and after the occurrence of a default, including any default or event of default resulting from the commencement of the Chapter 11 Cases.

            All of the Debtors' CRA and Settlement Agreements and Hose Indemnification Agreements and any document or instrument related thereto are to be treated as executory contracts under the Plan and shall, on the Effective Date, be assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code and Section 8.01 of the Plan. The obligations of the Debtors under the CRA and Settlement Agreements and Hose Indemnification Agreements shall survive the confirmation and consummation of the Plan and shall not be discharged pursuant to section 1141 of the Bankruptcy Code.

                  (b)   Other Tort Claims.

            Other Tort Claims are not Allowed Claims. The rights of a holder of an Other Tort Claim to payment in respect thereof, if any, shall (i) be determined by the administrative or judicial tribunals in which the action or proceeding on which such Claim is based was pending on the Effective Date or, if no such action or proceeding was pending on the Effective Date, in any administrative or judicial tribunal of competent jurisdiction, or in any alternate dispute resolution or similar proceeding as same may be approved by order of an administrative or judicial tribunal of competent jurisdiction, (ii) survive the confirmation and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. No distributions shall be made on account of any Other Tort Claim unless and until such Claim is liquidated and becomes an Allowed Claim. To the extent such liquidated Allowed Claim is, in whole or in part, an Insured Tort Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section 4.05(b)(iii) of the Plan and, to the extent any portion of such liquidated Allowed Claim is not covered by any of the Debtors' insurance policies, such uninsured portion shall be paid by the Debtors in Cash in an amount equal to such uninsured portion, or on such other terms as have been or may be agreed to between such holder and the Debtors. Nothing contained in the Plan shall constitute or be deemed a waiver of any Claim, defense, right, or cause of action that the Debtors or the Reorganized Debtors may have against any person in connection with or arising out of any Other Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

                  (c)   Insured Tort Claims.

            An Insured Tort Claim is any Tort Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies. Distributions under the Plan to each holder of an Allowed Insured Tort Claim shall be made in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Claim, defense or cause of action that the Debtors, the Reorganized Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

                  (d)   No Bar Date for Tort Claims.

            Tort Claims shall not be subject to, and shall be expressly excluded from, any bar dates or other procedures established in the Chapter 11 Cases for the filings of proofs of claim. The holder of a Tort Claim shall not be required to file a proof of claim with respect to such Tort Claim, whether or not such Claim is listed in the Schedules and whether or not, if so listed, it is shown as disputed, unliquidated or contingent. Nothing contained herein shall waive or in any way limit any rights or defenses of the Debtors under any applicable nonbankruptcy statute of limitation or repose or other similar laws.

            9.    CLASS 6 - INTERCOMPANY CLAIMS

            The Intercompany Claims consist of all Claims held by Non-Debtor Subsidiaries against a Debtor or by a Debtor against another Debtor.

            Pursuant to the Plan, the legal, equitable and contractual rights of the holders of Allowed Intercompany Claims remain unaltered, and such Allowed Intercompany Claims will otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

            10.   CLASS 7 - EXISTING IWG COMMON STOCK

            The Existing IWG Common Stock interests consist of the common stock of IWG issued and outstanding on the Commencement Date, including, without limitation, any designation, option, warrant or right, contractual or otherwise, to acquire any such interests.

            Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, the holder of Allowed Existing IWG Common Stock Equity Interests shall receive on account of and in exchange for such Equity Interests, 400,000 shares of New Common Stock, representing four percent (4%) of the New Common Stock distributed pursuant to the Plan, subject to dilution by the New Options. On the Effective Date, all Existing IWG Common Stock Equity Interests will be terminated and extinguished.

            11. CLASS 8 - SUBSIDIARY EQUITY INTERESTS

            The Subsidiary Equity Interests consist of the issued and outstanding shares of common stock of the Debtor Subsidiaries and/or the ownership interests of any or all of the Debtors in their non-Debtor affiliates.

            Pursuant to the Plan, on the Effective Date, each holder of an Allowed Subsidiary Equity Interest will retain such Subsidiary Equity Interest and the Subsidiary Equity Interest will be reinstated and otherwise be rendered unimpaired pursuant to section 1124(1) of the Bankruptcy Code.

B. SECURITIES INSTRUMENTS TO BE ISSUED UNDER THE PLAN

            1.    NEW COMMON STOCK

            Pursuant to the Plan, on the Effective Date, all of IWG's Equity Interests will be cancelled. As of the Effective Date, the authorized capital stock of Reorganized IWG will consist of 20,000,000 shares of New Common Stock, par value $0.01 per share. The 10,000,000 shares of New Common Stock to be issued pursuant the Plan is subject to dilution by the New Options pursuant to the Management Incentive Stock Option Plan described in Section VII. C hereof. The rights of the holders of New Common Stock will be subject to the Reorganized IWG Certificate of Incorporation and Reorganized IWG Bylaws, the Management Incentive Stock Option Plan, the Registration Rights Agreement and, if applicable, a Stockholders' Agreement, copies of which will be included in the Plan Supplement, and applicable Delaware law. Reorganized IWG will register the New Common Stock under Section 12(g) of the Securities Exchange Act of 1934. Reorganized

IWG will use commercially reasonable efforts to facilitate the quotation of the New Common Stock on the OTC Bulletin Board as soon as practicable following the Effective Date. Reorganized IWG will also use commercially reasonable efforts to secure and maintain a listing of the New Common Stock on the New York Stock Exchange or the NASDAQ National Market System as promptly as practicable following the Effective Date.

            2.    NEW NOTES

            Pursuant to the Plan, on the Effective Date, IWG will issue New Notes in the original principal amount of seventy-five million dollars ($75,000,000), the terms of which will be governed by the New Notes Indenture, dated as of the Effective Date, between Reorganized IWG and an indenture trustee to be designated by IWG or Reorganized IWG. Reorganized IWG and the other Reorganized Debtors will register the New Notes (including the related guarantees) under Section 12(g) of the Securities Exchange Act of 1934 in accordance with the terms of the Registration Rights Agreement.

            The New Notes shall include, without limitation, the principal terms set forth on Exhibit A to the Plan. IWG will use its reasonable best efforts to arrange for (i) the New Notes to be ranked on parity with its existing and future senior indebtedness of IWG and to be guaranteed, pursuant to upstream guaranties, on a senior basis, by IWG's domestic subsidiaries, and (ii) the New Notes to be secured by the grant of Liens covering the property of IWG and IWG's domestic subsidiaries, coexistent with the Liens granted to secure the indebtedness under the New Exit Facilities Agreement, to secure repayment of the New Notes, provided, however, that the New Notes' Liens shall be expressly junior to the Liens securing the indebtedness under the New Exit Facilities Agreement, provided, further, however, such ranking and the granting of such Liens shall be subject to the prior approval of the Exit Lender and the refusal of the Exit Lender to agree to such ranking of, or security for, the New Notes shall not constitute a condition to the confirmation of the Plan or the Effective Date. In the event the Exit Lender rejects the proposed senior ranking of the New Notes, then the New Notes will be designated senior subordinated obligations of IWG and its domestic subsidiaries, subordinate only to the indebtedness under the New Exit Facilities Agreement.

            3.    EXIT FACILITY

            Pursuant to the Plan, Reorganized IWG will enter into the New Exit Facilities Agreement with the Exit Lender, pursuant to which term and revolving loan facilities in an aggregate amount of up to one hundred forty million dollars ($140,000,000) will be provided. Borrowings under the New Exit Facilities Agreement will be utilized to refinance the obligations of the Debtors under the DIP Facility and will provide funding for payments to be made pursuant to the Plan, working capital and other general corporate purposes of the Reorganized Debtors and the Non-Debtor Subsidiaries. The obligations under the New Exit Facilities Agreement will be guaranteed by the reorganized Debtor Subsidiaries and secured by first priority liens on substantially all of the property of the Reorganized Debtors, except that pledges of the shares of stock of non-Debtor affiliates will be limited to sixty-five percent (65%) of such shares.

C. METHOD OF DISTRIBUTION UNDER THE PLAN

            All distributions under the Plan will be made by the Disbursing Agent, except distributions to holders of Allowed Subordinated Notes Claims will be made to and then by the Subordinated Notes Indenture Trustee. Distributions to holders of Allowed Subordinated Notes Claims will be made on the Effective Date or as soon thereafter as is practicable. Subject to Bankruptcy Rule 9010, all distributions under the Plan will be made to the holder of each Allowed Claim or each Allowed Equity Interest at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or the Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules. In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that, at the expiration of one (1) year from the Effective Date such distributions shall be deemed unclaimed property and, in accordance with Section 6.02(h) of the Plan, revest in the Reorganized Debtors and any entitlement of any holder of any Claim to such distributions will be extinguished and forever barred. The reasonable fees and expenses of the Subordinated Notes Indenture Trustee incurred on or after the Effective Date in connection with the distributions described in Section 6.02(d) of the Plan will be paid by the Reorganized Debtors.

            As of the close of business on the Record Date, the Claims register will be closed, and there will be no further changes in the record ownership of any Claim. The Reorganized Debtors and any party responsible for making distributions under the Plan will have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors and any party responsible for making distributions under the Plan will instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Record Date.

            No fractional shares of New Common Stock will be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock will be rounded as follows: (i) fractions of one-half (1/2) or greater will be rounded to the next higher whole number; and (ii) fractions of less than one-half (1/2) will be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed under the Plan will be adjusted as necessary to account for rounding.

            No New Notes will be distributed in denominations of less than one thousand dollars ($1,000). When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of an amount of New Notes that is not a multiple of one thousand (1,000), the actual distribution of New Notes will be rounded as follows: (i) denominations of five-hundred dollars ($500) or greater will be rounded up to one thousand dollars ($1,000); and (ii) denominations of less than five hundred dollars ($500) or less will be rounded down to zero ($0.00) with no further payment therefor. The total number of New Notes to be distributed to holders of Allowed Claims will be adjusted as necessary to account for the rounding.

            Any payment of Cash made by the Disbursing Agent pursuant to the Plan will be made, at the Disbursing Agent's option, by a check or wire transfer. In the event that any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed or performed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interest to such distributions will be extinguished and forever barred; provided, however, any such unclaimed distribution in respect of a Subordinated Notes Claim will be distributed pro rata to all holders of Subordinated Notes Claims (as of the Record Date) to whom distributions were effectuated during such one (1) year period.

            Distributions on account of CRA Settlement Agreement Claims and Hose Indemnification Agreement Claims shall be governed by and made in accordance with the agreements evidencing such Claims.

            Pursuant to the Plan, the Debtors may, but will not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution will be made), any Claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors of any setoff right or Claim the Debtors may have against the holder of such Claim.

            Except to the extent evidenced by electronic entry, as a condition to receiving any distribution under the Plan, each holder of an Allowed Subordinated Notes Claim or Allowed Existing IWG Common Stock Equity Interest must surrender the instrument evidencing such Claim or Equity Interest held by it to the Disbursing Agent or its designee. Any holder of such instrument that fails to (i) surrender such instrument, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights and may not participate in any distribution under the Plan. Any distribution so forfeited shall become property of the Reorganized Debtors.

D. TIMING OF DISTRIBUTIONS UNDER THE PLAN

            1.    DISTRIBUTIONS ON THE EFFECTIVE DATE

            Payments and distributions to holders of Claims that are Allowed Claims or of Equity Interests that are Allowed Equity Interests on the Effective Date will be made on the Effective Date, or as soon thereafter as is reasonably practicable.

            2.    DISTRIBUTIONS ON CLAIMS AFTER ALLOWANCE

            To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan on account of or in exchange for such Allowed Claim.

            3. DISTRIBUTIONS ON ALLOWED INSURED CLAIMS

            Distributions under the Plan to each holder of an Allowed Insured Claim shall be made in accordance with the provisions of any applicable insurance policy. Nothing contained herein shall constitute or be deemed a waiver of any Claim, defense, right or cause of action that the Debtors, the Reorganized Debtors, or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance, nor shall anything contained herein constitute a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

E. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

            The Debtors intend to make distributions, as required by the Plan, in accordance with amounts reflected as owing in the books and records of the Debtors. Unless disputed by a holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the Allowed amount of the Claim of such holder. If any holder of a Claim disagrees with the Debtors, such holder must so advise the Debtors in writing, in which event, the Claim will be deemed a Disputed Claim, provided, however, such procedure shall not apply to Tort Claims, which shall be treated in accordance with Section 4.05 of the Plan. Except as otherwise provided in the Plan, the Debtors intend to attempt to resolve any such disputes consensually. The Debtors may file with the Bankruptcy Court (or, in their discretion, any other court of competent jurisdiction) an objection to the allowance of any Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Claims. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any disputed, contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any disputed, contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue supplemental proceedings to object to any distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

            If any portion of a Claim is a Disputed Claim, no payment or distribution will be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

F. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counterparty to such contract or lease agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

            Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases between the Debtors and any counterparty will be deemed assumed by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served and is pending prior to the Confirmation Date or (iii) that is specifically designated as a contract or lease to be rejected on Schedule 8.01(A) (executory contracts) or Schedule 8.01(B) (unexpired leases), which schedules will be included in the Plan Supplement. The Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 8.01(A) or 8.01(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected. The Debtors will provide notice of any amendments to Schedules 8.01(A) or 8.01(B) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 8.01(A) and 8.01(B) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

            Unless otherwise specified on Schedules 8.01(A) or 8.01(B), each executory contract and unexpired lease listed or to be listed on Schedules 8.01(A) or 8.01(B) will include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.01(A) or 8.01(B).

            Pursuant to the Plan, entry of the Confirmation Order will, subject to the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.01 of the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the unexpired leases specified in Section 8.01 of the Plan through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases to be rejected pursuant to section 8.01 of the Plan.

            Except as may otherwise be agreed to by the parties, within thirty
(30) days after the Effective Date, the Reorganized Debtors will cure all undisputed defaults under each executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code. All disputed defaults that are required to be cured will be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto or as otherwise may be agreed to by the parties.

            Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.01 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, Reorganized IWG, no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 8.01(A) or 8.01(B). All such Claims not filed within such time will be forever discharged and barred from assertion against the Debtors, their estates or the Reorganized Debtors and their property.

            Pursuant to the Plan, all of the Debtors' insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. Distributions under the Plan to holders of Insured Claims will be made in accordance with the treatment provided under Section 7.04 of the Plan. Nothing contained in the Plan, including the treatment of the Debtors' insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan, shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

            Except as provided in Section 8.01 of the Plan, all employee benefit plans, including all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers' compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

G. DEEMED SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

            Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in a substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one substantively consolidated debtor is treated as a creditor of the substantively consolidated group of debtors, and separate individual corporate ownership of property and individual corporate liability on obligations are ignored.

            Substantive consolidation of two or more debtors' estates generally results in (i) the consolidation of the assets and liabilities of the debtors;
(ii) the elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and (iii) the payment of allowed claims from a common fund.

            It is well established that section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize substantive consolidation. The United States Court of Appeals for the Second Circuit, the circuit in which the Chapter 11 Cases are pending, has articulated a test for evaluating a request for substantive consolidation. See United Sav. Bank v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515 (2d Cir. 1988). The test, as formulated by the Second Circuit, considers "(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit . . . or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors." Id. at 518. If either factor is satisfied, substantive consolidation is appropriate. In respect of the second factor, entanglement of debtors "can justify substantive consolidation only where `the time and expense necessary even to attempt to unscramble [the commingled affairs is] so substantial as to threaten the realization of any net assets for all the creditors,' . . . or where no accurate identification and allocation of assets is possible. In such circumstances, all creditors are better off with substantive consolidation." Id. at 519.

            In these Chapter 11 Cases, both of the above-described factors are satisfied. However, in the Chapter 11 cases, the Plan proposes a "deemed substantive consolidation" instead of a merger of the legal entities whose assets and liabilities will be "deemed" consolidated under the Plan. The applicable facts demonstrate a substantial identity and an extensive and inseparable interrelationship and entanglement between and among the Debtors. For example: the Debtors file consolidated federal income tax returns and prepare financial statements, annual reports and other documents filed with the Securities and Exchange Commission on a consolidated basis; all financial information disseminated to the public, including to customers, suppliers, landlords, lenders and credit rating agencies, is prepared and presented on a consolidated basis. The applicable facts also demonstrate that no creditor will be harmed or prejudiced by virtue of the substantive consolidation of the Debtors, particularly in light of the fact that the Plan provides for payment in full in cash of all Allowed Claims other than Subordinated Notes Claims. No creditor relied upon the separate identity of one or more of the Debtors in extending credit to the Debtors inasmuch as all financial information disseminated by the Debtors to the creditors was and is prepared and presented on a consolidated basis and creditors conducted business with the Debtors' two business divisions, Bare Wire and Insulated Wire, without regard for the identity of any specific legal entity. Based upon the foregoing, the substantive consolidation of the Debtors' estates, for Plan purposes, is warranted and appropriate.

            Accordingly, pursuant to the Plan, entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases for the following purposes under the Plan: (a) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date will be deemed cancelled so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors will be deemed to be one obligation of the deemed consolidated Debtors; (b) no distributions will be made under the Plan on account of Intercompany Claims between or among the Debtors; and (c) each and every Claim filed or to be filed in the Chapter 11 Cases will be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against, and obligation of, the deemed consolidated Debtors.

            The deemed substantive consolidation, however, will not affect: (a) the legal and organizational structure of the Debtors; (b) guaranties, liens, and security interests granted prior to and after the commencement of the Chapter 11 Cases that are required to be maintained (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, (ii) pursuant to the Plan, (iii) in connection with the Exit Facilities entered into by the Debtors on the Effective Date, or (iv) in connection with the New Notes and the New Notes Indenture; (c) distributions out of any insurance policies or proceeds of such policies; and (d) the secured status of any Secured Claim.

            The deemed substantive consolidation of the Debtors will have no adverse effect on the Claims and Equity Interests being reinstated and rendered unimpaired, and the legal, equitable, and contractual rights to which the holders of any such Claims and Equity Interests will be left unaltered and unimpaired by the Plan.

H. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVENESS OF THE PLAN

            1.    CONDITIONS TO CONFIRMATION

            The Plan will not be confirmed unless and until the following conditions have been satisfied or waived pursuant to the Plan:

            (a) The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the DIP Facility Agent, the Exit Lender, and the Committee; and

            (b)   The Lockup Agreement shall not have been terminated.

            2.    CONDITIONS TO EFFECTIVENESS

            The Plan will not become effective unless and until the following conditions shall have been satisfied or waived pursuant to the Plan:

            (a) The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the DIP Facility Agent, the Exit Lender, and the Committee shall have been entered by the Bankruptcy Court and there shall not be in effect a stay or injunction with respect thereto;

            (b) The New Exit Facilities Agreement shall be executed and delivered by all necessary parties thereto and prior to or simultaneously with the effectiveness of this Plan, all conditions to borrowing thereunder shall have been satisfied or waived;

            (c) The New Notes Indenture, New Exit Facilities Agreement, Management Stock Option Plan, the Reorganized IWG Bylaws, the Reorganized IWG Certificate of Incorporation, the Registration Rights Agreement, and Stockholders' Agreement in form and substance reasonably satisfactory to the Debtors, the Exit Lender, and the Committee shall have been executed and delivered by the Debtors and the other parties thereto;

            (d) The aggregate amount of liquidated, undisputed General Unsecured Claims shall not exceed twenty-five million dollars ($25,000,000);

            (e)   The Lockup Agreement shall not have been terminated;

            (f) All amounts owed under the DIP Facility shall have been indefeasibly paid in full in Cash by wire transfer of immediately available funds, the commitments thereunder terminated and the outstanding letters of credit issued thereunder will be either (a) returned to the issuer undrawn and marked cancelled, (b) cash collateralized with Cash in an amount equal to 105% of the face amount of such outstanding letters of credit, or (c) replaced with back-to-back letters of credit provided to the issuer in an amount equal to 105% of the face amount of the outstanding letters of credit, and in form and substance and from a financial institution acceptable to the issuer;

            (g)   Unpaid post-Commencement Date interest payable pursuant to
Section 4.04(b) of the Plan on account of Allowed Class 4 General Unsecured Claims shall not exceed three hundred thousand dollars ($300,000) in the aggregate;

            (h) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed; and

            (i) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order.

            The Debtors, in their sole discretion and to the extent not prohibited by applicable law, may waive one (1) or more of the conditions precedent to confirmation and effectiveness of the Plan; provided, however, that the Debtors may not waive (i) the conditions precedent set forth in Sections V.
H.1 and V. H.2(a), (c), (d) and (e) of this Disclosure Statement without the consent of a majority in principal amount of the holders of Subordinated Notes Claims party to the Lockup Agreement or (ii) the condition precedent set forth in Section V. H.2.(g) of this Disclosure Statement without the consent of the Committee; provided, further, however, in the event one or more of the conditions specified in Section V. H.2 of this Disclosure Statement have not occurred on or before December 31, 2004, such failure of condition(s) may be waived by the Debtors prior to the date that is one hundred twenty (120) days after the Confirmation Date with the consent of one hundred percent (100%) in principal amount of the holders of the Subordinated Notes Claims party to the Lockup Agreement.

            In the event that one or more of the conditions to the effectiveness of the Plan have not occurred on or before the earlier of December 31, 2004 and the date that is one hundred twenty (120) days after the Confirmation Date, (i) the Confirmation Order shall be vacated, (ii) no distributions shall be made under the Plan, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein or in the Plan shall constitute or be deemed a waiver or release of any Claims against or Equity Interests in the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

I. IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN

            Upon the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, the property of the estates of the Debtors shall revest in the Reorganized Debtors free of all Claims, Liens, encumbrances, charges and interests, except as otherwise provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of and from any restrictions of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided in the Plan. All injunctions and stays arising under or entered during the Chapter 11 Cases under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the later of the Effective Date and the date indicated in the applicable order.

J. DISCHARGE, RELEASE AND INJUNCTION

            1.    DISCHARGE AND INJUNCTION

            The rights afforded in the Plan and the payments and distributions to be made thereunder shall be in exchange for and in complete satisfaction, discharge and release of all existing debts and Claims, including any interest accrued on such Claims from and after the Commencement Date, and shall terminate all Equity Interests of any kind, nature, or description whatsoever against or in the Debtors, the Reorganized Debtors, or any of their assets or properties to the fullest extent permitted by the Bankruptcy Code. Except as otherwise provided in the Plan, upon the Effective Date, all existing Claims against and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, or transaction of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

            Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any discharged Claim against or terminated Equity Interest in the Debtors.

            Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in any of the Debtors and all other parties in interest, together with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or Reorganized Debtors with respect to any such Claim or Equity Interest, (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtors or Reorganized Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors on account of any such Claim or Equity Interest, (iv) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and causes of action which are extinguished or released pursuant to the Plan, (v) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors and account of any such Claim or Equity Interest, and (vi) taking any actions to interfere with the implementation or consummation of the Plan.

            2.    DEBTORS' RELEASES AND WAIVERS OF CLAIMS

            On the Effective Date, effective as of the Confirmation Date, the Debtors and the Debtors in Possession shall release and be permanently enjoined from any prosecution or attempted prosecution of all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which any of them has or may have against (i) any present or former director, officer, or employee of any of the Debtors and the Debtors in Possession, (ii) any member of the Committee and such member's respective officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates, and representatives and their respective property, (iii) any member of the Noteholders' Committee and such member's respective officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives and their respective property, (iv) any lender under the DIP Facility, including Highbridge/Zwirn Special Opportunities Fund, L.P. as agent thereunder (collectively, the "DIP Facility Lenders"), and any DIP Facility Lender's respective officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives and their respective property, and (v) HMTF and its officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives and their respective property; provided, however, that in each case, such release shall not operate as a waiver or release of any claim or cause of action arising out of (x) any express contractual obligation of any such person to the Debtors or the Debtors in Possession or (y) the fraud, willful misconduct or gross negligence of any such person in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation and administration of the Plan, or the property to be distributed under the Plan.

            In addition, on the Effective Date, effective as of the Confirmation Date, the Debtors and the Debtors in Possession shall release and be permanently enjoined from any prosecution or attempted prosecution of all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which they have or may have against IWHC and its officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives and their respective property.

            In consideration for the releases provided in the Plan, as of the Effective Date, (i) all obligations of the Debtors and the Debtors in Possession under the Monitoring and Oversight Agreement shall be terminated and IWHC and HMTF shall waive and release all obligations of the Debtors and the Debtors in Possession under the Monitoring and Oversight Agreement, provided, however, nothing contained herein shall constitute a termination, waiver, or release of the indemnification obligations arising under Section 5 of the Monitoring and Oversight Agreement and Exhibit A thereto relating to any matter predating the Effective Date, which obligations are expressly preserved and assumed by the Reorganized Debtors and shall be unimpaired; (ii) HMTF shall waive and release the Debtors and the Debtors in Possession from any entitlement to recover any further payment or other recovery, whether currently accrued and unpaid or accruing in the future, arising under the Monitoring and Oversight Agreement or in respect thereof, except in respect of the expressly preserved indemnification rights; and (iii) IWHC shall waive and release the Debtors and the Debtors in Possession from any entitlement to distributions under the Plan on account of any

Claim against the Debtors or the Debtors in Possession, provided, however, nothing contained herein shall constitute a waiver or release by IWHC of (a) any Claim for reimbursement, contribution, or subrogation in respect of obligations under the Prepetition Secured Notes Indenture, which Claim is expressly preserved and shall be unimpaired, (b) any entitlement to distributions on account of Existing IWG Common Stock Equity Interests held by IWHC, or (c) any other rights provided herein or the documents comprising the Plan Supplement.

            3.    EXCULPATION

            None of the Debtors, the Debtors in Possession, the Reorganized Debtors, the members of the Committee, the members of the Noteholders' Committee, the DIP Facility Lenders, or their present or former directors, officers, employees, subsidiaries, affiliates, agents, professionals, attorneys and representatives shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for fraud, willful misconduct, gross negligence, criminal conduct, misuse of confidential information that causes damages, or ultra vires acts and, in all respects, the Debtors, the Debtors in Possession, the Reorganized Debtors, the members of the Committee, the members of the Noteholders' Committee, the DIP Facility Lenders, and their respective present and former directors, officers, employees, subsidiaries, affiliates, agents, professionals, attorneys and representatives shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

K. SUMMARY OF OTHER PROVISIONS OF THE PLAN

            The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

            1.    RETIREE BENEFITS

            Pursuant to Section 8.09 of the Plan and section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, in accordance with section 1114 of the Bankruptcy Code, at the respective levels, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

            2.    PAYMENT OF STATUTORY FEES

            On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

            3. POST-EFFECTIVE DATE FEES AND EXPENSES

            Pursuant to the Plan, Reorganized IWG and the Reorganized Debtors will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred from and after the Effective Date by Reorganized IWG and the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

            4. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

            Pursuant to the Plan, each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, certificates, and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

            5. CORPORATE ACTION

            Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, (i) the authorization to issue or cause to be issued the New Notes, the New Common Stock, and the New Options, (ii) the effectiveness of the Reorganized IWG Certificate of Incorporation, the Reorganized IWG Bylaws, the certificates of incorporation and bylaws of the other Reorganized Debtors, (iii) the election or appointment, as the case may be, of directors and officers of Reorganized IWG and the other Reorganized Debtors, and (iv) the authorization and approval of the New Notes Indenture, New Exit Facilities Agreement, the Registration Rights Agreement, a Stockholders' Agreement and the Management Incentive Stock Option Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, Reorganized IWG and the Reorganized Debtors will, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) incorporated, in accordance with the applicable general corporation law of each such state.

            6. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

            Pursuant to the Plan, on the Effective Date, any document, agreement or instrument evidencing any Claim or Equity Interest, other than a Claim that is reinstated and rendered unimpaired under the Plan or Equity Interest held by a Debtor in another Debtor, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests, as the case may be, shall be discharged.

            7. AMENDMENT OR MODIFICATION OF THE PLAN

            Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors, with the consent of the Noteholders' Committee, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

            8. REVOCATION OR WITHDRAWAL OF THE PLAN

            The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

            9. CLAIMS PRESERVED; AVOIDANCE ACTIONS

            Subject to the releases contained in the Plan, from and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any avoidance, equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors in Possession. Notwithstanding the foregoing, as of the Effective Date, the Debtors and the Debtors in Possession shall waive and release all avoidance, equitable subordination and recovery claims and causes of actions under sections 105, 502(d), 510, 542 through 551 and 553 of the Bankruptcy Code against all persons or entities that relate to or arise out of any CRA and Settlement Agreement or Hose Indemnification Agreement or any of the transactions contemplated thereby and no such avoidance, equitable subordination or recovery actions shall be asserted or prosecuted by or on behalf of the Reorganized Debtors.

            Subject to the releases contained in the Plan, nothing contained in this Disclosure Statement, the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law or of any Claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. Subject to the releases contained in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors' legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

            10. ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

            Pursuant to the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest; provided, however, that notwithstanding the foregoing, holders of Allowed Subordinated Notes Claims will be permitted to allocate by lot their claims to consideration received in accordance with applicable tax laws.

            11. EXPEDITED TAX DETERMINATION

            Pursuant to the Plan, the Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, such Reorganized Debtors for all post-petition taxable periods through the Effective Date.

            12. WITHHOLDING AND REPORTING REQUIREMENTS

            In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

            13. EXEMPTION FROM TRANSFER TAXES

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

            14. HART-SCOTT-RODINO COMPLIANCE.

            Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

            15. PLAN SUPPLEMENT

            The Reorganized IWG Certificate of Incorporation, the Reorganized IWG Bylaws, the forms of certificates of incorporation and bylaws of each of the other Reorganized Debtors, Schedules 8.01(A) and 8.01(B) referred to in Section
8.01 of the Plan, the New Notes Indenture, the Management Incentive Stock Option Plan, the Registration Rights Agreement, Stockholders' Agreement, and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan; provided, however, that the Debtors may amend the Plan Supplement through and including the Effective Date (or Confirmation Date, with respect to Schedules 8.01(A) and 8.01(B)). Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to IWG in accordance with Section 13.16 of the Plan.

            16. RETENTION OF JURISDICTION

            The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the purposes identified in Article XII of the Plan.

            17. DISSOLUTION OF THE COMMITTEE

            The Committee shall terminate on the Effective Date.

                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

            Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A. SOLICITATION OF VOTES

            In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Class 3 and the Equity Interests in Class 7 of the Plan are impaired, and the holders of Allowed Claims and Allowed Equity Interests in each of these Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, 4, 5 and 6 and Equity Interests in Class 8 of the Plan are unimpaired. The holders of Allowed Claims and Allowed Equity Interests in each of such Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

            As to the class of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

            A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

            Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim within any applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not subject to an objection or request for estimation, is entitled to vote on the Plan. For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see Exhibit B "Disclosure Statement Order."

B. THE CONFIRMATION HEARING

            The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for August 19, 2004 commencing at 10:00 a.m. Eastern Time, before the Honorable Burton R. Lifland, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 623, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim or Equity Interest held by the objector. Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before August 12, 2004 at 4:00 p.m., Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C. CONFIRMATION

            At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and equity interest holders that are impaired under the plan.

            1. ACCEPTANCE

            Classes 3 and 7 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, 4, 5, 6, and 8 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

            If any impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.09 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

            2. UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

            To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

            Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

            Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

            Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

            A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

            3. FEASIBILITY

            The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five (5) fiscal years in the period ending December 31, 2008 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Debtors' Projected Financial Information (the "Financial Projections"), annexed hereto as Exhibit
D. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

            The financial information and projections appended to the Disclosure Statement include for the five (5) fiscal years in the Projection Period:

            Projected Consolidated Balance Sheets of Reorganized Debtors;

            Projected Consolidated Statements of Operation of Reorganized Debtors; and

            Projected Consolidated Statements of Cash Flow of Reorganized
Debtors.

            The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur no later than August 31, 2004.

            The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

            4. BEST INTERESTS TEST

            With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

            The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that would be payable to attorneys and other professionals that such a trustee would engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

            To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

            After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7. For purposes of the best interests test, distributions under a chapter 11 plan that substantively consolidates debtors are compared against distributions in a hypothetical chapter 7 that also substantively consolidates the debtors.

            The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

            The Debtors' Liquidation Analysis is annexed hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors' management, with the assistance of Rothschild.

            Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management and their financial advisors, are inherently subject to significant economic uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of at least six months, allowing for, among other things, the discontinuation and wind-down of operations within the first few months, the sale of assets and the collection of receivables.

D. CONSUMMATION

            The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 11.02 of the Plan, have been satisfied or waived by the Debtors pursuant to Section 11.04 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V. H of the Disclosure Statement.

            The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

                    VII. CORPORATE GOVERNANCE AND MANAGEMENT
                           OF THE REORGANIZED DEBTORS

            On the Effective Date, the management, control, and operation of Reorganized IWG and the Reorganized Debtors will be the general responsibility of the Boards of Directors of the Reorganized Debtors.

A. BOARD OF DIRECTORS AND MANAGEMENT

            1. REORGANIZED IWG

                  a. Board of Directors

            The initial Board of Directors of Reorganized IWG shall consist of seven (7) individuals: the chief executive officer of Reorganized IWG; five (5) members to be appointed by the members of the Committee who are parties to the Lockup Agreement; and one (1) member to be appointed by HMTF. The names of the initial members of the Board of Directors of Reorganized IWG shall be disclosed at or prior to the Confirmation Hearing and shall be identified in the Plan Supplement filed with the Bankruptcy Court. Each member of such initial Board of Directors shall serve in accordance with applicable non-bankruptcy law and the Reorganized IWG Certificate of Incorporation and Reorganized IWG

Bylaws, as the same may be amended from time to time. The Board of Directors of Reorganized IWG will be divided into three (3) classes, each having members who will serve for staggered three-year terms. The number of members per class and the designees serving in each class will be set forth in the Reorganized IWG Certificate of Incorporation, the Reorganized IWG Bylaws or a Stockholders' Agreement; provided, however, that the designee to the Reorganized IWG Board selected by HMTF shall serve in the class whose term is the second to expire following the Effective Date. The persons entitled to designate members of the Reorganized IWG Board of Directors shall reasonably cooperate to insure that such designees satisfy any requirements of applicable law and listing/quotation standards. To the extent that IWG, IWHC, or HMTF, and the members of the Noteholders' Committee enter into a Stockholders' Agreement, such agreement may contain customary drag-along and tag-along provisions and other standard provisions and the form of such agreement shall be contained in the Plan Supplement. All the members of the Noteholders' Committee, HMTF, and other holders of equity interests in IWHC who are Registration Rights Holders will be given the opportunity to become a party to any such Stockholders' Agreement, which will be effective as of the Effective Date.

                  b. Reorganized IWG Officers

            The officers of Reorganized IWG immediately prior to the Effective Date, other than such officers who are employed by Hanley Partners, Inc., shall serve as the initial officers of Reorganized IWG on and after the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law and any employment agreement with Reorganized IWG.

            2. REORGANIZED DEBTORS

                  a. Boards of Directors

            The initial Boards of Directors of each of the Reorganized Debtors, other than Reorganized IWG, shall consist of the same individuals selected to serve on the initial Board of Directors of Reorganized IWG and shall be identified in the Plan Supplement filed with the court. Each of the members of such initial Boards of Directors shall serve for the time periods that such directors will serve on the Board of Directors of Reorganized IWG and in accordance with applicable non-bankruptcy law and its certificate of incorporation and bylaws, as each of the same may be amended from time to time.

                  b. Officers

            The officers of the Reorganized Debtors, other than Reorganized IWG, immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date, other than such officers who are employed by Hanley Partners, Inc. Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreement with the Reorganized Debtors, and the applicable certificate of incorporation and bylaws, as the same may be amended from time to time, and applicable non-bankruptcy law.

            3. CERTIFICATES OF INCORPORATION AND BYLAWS

            The Reorganized IWG Certificate of Incorporation, the Reorganized IWG Bylaws, and the certificates of incorporation and bylaws of each of the other Reorganized Debtors shall contain provisions necessary (i) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law, and (ii) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession, Reorganized IWG or the Reorganized Debtors.

            The proposed forms of the Reorganized Debtors certificates of incorporation and the Reorganized Debtors bylaws will be included in the Plan Supplement.

B. IDENTITY AND COMPENSATION OF IWG'S EXECUTIVE OFFICERS

            The following table sets forth the identity of each executive officer of IWG and the annual cash compensation paid by IWG to each of the five most highly compensated executive officers, for services rendered in their respective capacities for the fiscal year ended December 31, 2003:

      NAME                            POSITION                       COMPENSATION
      ----                            --------                       ------------
Joseph M. Fiamingo      Chief Executive Officer                      $    425,000

Rodney D. Kent          President and Chief Operating Officer        $    254,000

David J. Webster        Chief Restructuring Officer and Secretary    $    170,000

Glenn J. Holler         Senior Vice President and Chief              $    270,047
                        Financial Officer

Donald F. DeKay         Vice President - Finance                     $    205,200

C. NEW MANAGEMENT INCENTIVE STOCK OPTION PLAN

            Prior to the Effective Date, Reorganized IWG shall adopt the Management Incentive Stock Option Plan. The Management Incentive Stock Option Plan shall authorize the issuance of New Options to purchase 1,111,111 shares of New Common Stock, representing ten percent (10%) of the aggregate number of shares of New Common Stock issued under the Plan, on a fully diluted basis. Eighty percent (80%) of the New Options (the "Tranche A Options") shall be issued on the Effective Date. The Tranche A Options shall be allocated among employees of the Reorganized Debtors in accordance with the recommendations of the chief executive officer of Reorganized IWG, subject to approval of the compensation committee of the Board of Directors of Reorganized IWG, and shall have an exercise price set at the average trading price of the New Common Stock for the consecutive ninety (90) day period commencing immediately following the Effective Date. The Tranche A Options shall vest in three (3) equal installments: (i) on the Effective Date, (ii) the second anniversary of the Effective Date and (iii) the third anniversary of the Effective Date. The remaining twenty percent (20%) of the New Options shall be available for future grants at the discretion of the compensation committee of the Board of Directors of Reorganized IWG, subject to such terms and conditions as the compensation committee may determine at the time of the grant. The Management Incentive Stock Option Plan shall be contained in the Plan Supplement.

D. CONTINUATION OF EXISTING BENEFIT PLANS AND DIRECTORS AND OFFICERS LIABILITY INSURANCE

            Except as provided in Section 8.01 of the Plan, all employee benefit plans, including all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers' compensation programs and life, disability, directors and officers liability and other insurance plans shall be treated as executory contracts under the Plan and will, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

E. SURVIVAL OF CORPORATE INDEMNITIES

            Pursuant to the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

                          VIII. SECURITIES LAWS MATTERS

A. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

            In reliance upon section 1145 of the Bankruptcy Code, (x) New Common Stock to be issued to holders of Allowed Subordinated Notes Claims and Allowed Existing IWG Common Stock Equity Interests (collectively, "Reorganized IWG Stockholders") and (y) New Notes to be issued to holders of Allowed Subordinated Notes Claims (collectively, "Reorganized IWG Noteholders") on the Effective Date will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtors believe that the exchange of (x) New Common Stock for the Allowed Subordinated Notes Claims and Allowed Existing IWG Common Stock Equity Interests and (y) New Notes for the Allowed Subordinated Notes Claims under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

            The shares of New Common Stock to be issued to Reorganized IWG Stockholders and the New Notes to be issued to Reorganized IWG Noteholders pursuant to the Plan on the Effective Date will be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

            Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

            The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor to which is distributed at least ten percent (10%) of the voting securities of a reorganized debtor under its plan of reorganization may be presumed to be an "underwriter" within the meaning of section 1145(b)(1) of the Bankruptcy Code.

            To the extent that persons deemed to be "underwriters" receive New Common Stock and/or New Notes pursuant to the Plan (collectively, "Restricted Holders"), resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

            Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three-month period preceding such sale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from Reorganized IWG or an affiliate of Reorganized IWG.

            Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities that are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to Section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that (in the aggregate) own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system).

            Pursuant to the Plan, certificates evidencing shares of New Common Stock or New Notes received by Restricted Holders or by a holder that IWG determines is an underwriter as defined in section 1145 of the Bankruptcy Code will bear a legend substantially in the form below:

            THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

            A Reorganized IWG Stockholder and/or a Reorganized IWG Noteholder that is distributed ten percent (10%) or more of the outstanding New Common Stock on the Effective Date or is determined by Reorganized IWG to be an underwriter under section 1145 of the Bankruptcy Code as a result of being part of a "control group," that would otherwise receive legended securities as provided above, may instead receive certificates evidencing New Common Stock and/or New Notes without such legend if, prior to the Effective Date, such person or entity delivers to Reorganized IWG (i) an opinion of counsel reasonably satisfactory to Reorganized IWG to the effect that the shares of New Common Stock and/or New Notes to be received by such person or entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

            Any holder of a certificate evidencing shares of New Common Stock and/or New Notes bearing such legend may present such certificate to the transfer agent for the shares of New Common Stock and/or New Notes for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such securities are sold pursuant to an effective registration statement under the Securities Act, (ii) such holder delivers to Reorganized IWG an opinion of counsel reasonably satisfactory to Reorganized IWG to the effect that such securities are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code or (iii) such holder delivers to Reorganized IWG an opinion of counsel reasonably satisfactory to Reorganized IWG to the effect that such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

            IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED IWG, IWG MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, IWG RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

B. RISKS RELATING TO THE NEW COMMON STOCK AND NEW NOTES

            1. VARIANCES FROM PROJECTIONS

            The projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, Reorganized IWG's ability to divest unprofitable businesses, operate its business consistent with its business plan, comply with the covenants of its financing agreements, emerge from bankruptcy, and attract and retain key executives.

            2. SIGNIFICANT HOLDERS

            Under the Plan, certain holders of Allowed Subordinated Notes Claims may receive distributions of New Common Stock representing in excess of five percent (5%) of the outstanding shares of the New Common Stock. If holders of a significant number of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.

            Further, the possibility that one or more of the holders of a number of shares of New Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New Common Stock.

            3. LACK OF TRADING MARKET

            Reorganized IWG will use commercially reasonable efforts to cause the shares of New Common Stock to be listed on the NASDAQ market system. However, due to legal requirements, the New Common Stock will not be listed on a national securities exchange or the NASDAQ market system on the Effective Date. Instead the New Common Stock may trade in the over-the-counter market (the "OTC Bulletin Board" or the "pink sheets"), but there can be no assurance that an active trading market will develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such stock in the future or as to the price at which any such sale may occur.

            If a trading market does exist, the New Common Stock could trade at prices higher or lower than the value ascribed to such securities herein depending upon many factors, including the prevailing interest rates, markets for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, Reorganized IWG. IWG is also unable to predict whether or not a trading market will develop for the New Notes or the prices at which such notes will trade if a market develops.

            4. DIVIDEND POLICIES

            Because all of the Debtors' cash flows will be used in the foreseeable future for working capital and the payment of interest due under the New Notes Indenture and New Exit Facilities Agreement, Reorganized IWG does not anticipate paying dividends on the New Common Stock in the near future.

            5. ABILITY TO SERVICE INDEBTEDNESS

            Reorganized IWG's ability to service, pay or to refinance its indebtedness, including the New Notes, will depend upon its future operating performance, which will be affected by general economic, financial, competitive, business, regulatory and other factors beyond its control. As a result, no assurance can be made that Reorganized IWG's business will generate sufficient cash flow from operations, that operating improvements will be realized on schedule or at all, or that future borrowings will be available to Reorganized IWG in amounts sufficient to enable it to service its debt obligations, to pay its indebtedness, including the principal and interest on the New Notes, or to fund its other liquidity needs.

C. REGISTRATION RIGHTS AGREEMENT

            Each Registration Rights Holder shall have the right to become a party to the Registration Rights Agreement on the Effective Date. A Registration Rights Holder is a (i) holder of an Allowed Subordinated Notes Claim (A) receiving a distribution pursuant to the Plan of ten (10%) percent or greater of the New Common Stock, (B) that IWG reasonably determines is an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the New Common Stock or New Notes that such holder received pursuant to the Plan, (C) that IWG reasonably determines is subject to resale restrictions on any New Common Stock or New Note that such holder received pursuant to the Plan by operation of Rule 144 of the Securities Act of 1933, or (D) that IWG agrees shall be a Registration Rights Holder, (ii) HMTF, and (iii) other holders of equity interests in IWHC who may not otherwise freely resell such New Common Stock without restrictions.

            The Registration Rights Agreement contains customary terms and conditions, including:

            1. SHELF REGISTRATION RIGHTS

            Reorganized IWG will use its commercially reasonable efforts to file and have declared effective as promptly as practicable after the Effective Date a shelf registration statement covering the resale of the registrable New Common Stock and New Notes held by Registration Rights Holders. Subject to customary blackouts, Reorganized IWG shall use its commercially reasonable efforts to maintain the effectiveness of any such shelf registration statement continuously for four (4) years or, if shorter, through the day following the earliest to occur of: (i) the date of sale of all New Common Stock and New Notes held by each of the Registration Rights Holders under a registration statement declared effective by the Securities and Exchange Commission in accordance with the intended plan and method of distribution therefor set forth in the final prospectus forming a part of such registration statement other than pursuant to a sale or transfer to another Registration Rights Holder or a permitted assignee under the Registration Rights Agreement,
(ii) the date on which the New Common Stock and New Notes subject to the Registration Rights Agreement are no longer outstanding, (iii) the date as of which all New Common Stock and New Notes held by each of the Registration Rights Holders have been distributed in accordance with the provisions of Rule 144 (or any similar provision then in force) under the Securities Act other than pursuant to a sale or transfer to another Registration Rights Holder or a permitted assignee under the Registration Rights Agreement, and (iv) the date on which the last of the Registration Rights Holders would lawfully be able to transfer all of its remaining New Common Stock and New Notes to the public free from any restrictions imposed by Rule 144 (or any similar provision then in force) under the Securities Act and without the requirement of the filing of a registration statement covering such transfers of New Common Stock and New Notes.

            2. DEMAND REGISTRATION RIGHTS

            During the period between two (2) and seven (7) years after the Effective Date (the "Demand Period"), in addition to the shelf registration, individual Registration Rights Holders holding (i) ten percent (10%) or more of the outstanding New Common Stock on such date in the case of New Common Stock or
(ii) ten percent (10%) or more in aggregate principal amount in the case of New Notes on such date may demand, by notice to Reorganized IWG, underwritten registrations of the New Common Stock and/or New Notes, as applicable, held by the Registration Rights Holders who choose to participate therein, subject to pro rata cutback based on shares seeking to participate; provided, however, that Reorganized IWG shall not be obligated to effect more than (i) two (2) demand registrations in any twelve-month period nor (ii) an aggregate of four (4) demand registrations in total on behalf of Registration Rights Holders. Reorganized IWG may elect to convert any demand registration into a registration for its own account. If Reorganized IWG makes such election then the Registration Rights Holders that exercised their demand registration right will not be deemed to have exercised a demand registration right.

            3. PIGGYBACK REGISTRATION RIGHTS

            During the Demand Period, Registration Rights Holders shall be entitled to piggyback onto any other registration for the issuance of New Common Stock or New Notes by Reorganized IWG effected by Reorganized IWG under the Securities Act of 1933 on any forms other than Form S-4 or S-8 (or any successor or similar form(s)). Registration Rights Holders shall have parity with Reorganized IWG in any demand registration that Reorganized IWG has converted into a registration for its own account. Registration Rights Holders shall have priority over third parties in any registration, including any demand registration that Reorganized IWG has converted into a registration for its own account, and any cutback, which Reorganized IWG believes in its reasonable business judgment to be required, of the registrable New Common Stock or New Notes of the Registration Rights Holders shall be effected on a pro rata basis among participating Registration Rights Holders.

            4. SELECTION OF UNDERWRITERS

            In the event an offering of New Common Stock and/or New Notes is to be underwritten, with respect to any demand registration or otherwise, Reorganized IWG, in its sole discretion, shall select a nationally recognized investment banking firm or firms to manage any such underwritten offering.

            5. BLACKOUTS

            Reorganized IWG shall have a customary right to suspend, at any time (but not more than twice in any twelve (12) month period, only with respect to non-consecutive periods of not more than ninety (90) days, and provided that no suspension period may commence if its is less than ninety (90) days from the prior suspension period), the registration process and/or suspend a holders' ability to use a prospectus if certain significant corporate events are contemplated.

            6. EXPENSES

            Reorganized IWG shall pay all customary costs and expenses associated with each registration, including for each registration statement prepared the reasonable fees and expenses of one law firm for the Registration Rights Holders selected by Registration Rights Holders holding at least a majority in aggregate principal amount or number, as the case may be, of the outstanding New Common Stock and/or New Notes covered by such registration; provided, however, that such law firm representing the Registration Rights Holders shall be approved by Reorganized IWG, such approval not to be unreasonably withheld or delayed. Registration Rights Holders will pay underwriting discounts, commissions, and applicable transfer taxes, if any, on any shares sold by such holders.

            7. ASSIGNMENT

            Each Registration Rights Holder shall be entitled to assign, in whole or in part, its rights under the Registration Rights Agreement to any transferee or assignee of a Registration Rights Holder's New Common Stock and/or New Notes not sold to the public; provided, however, that Reorganized IWG is given written notice by such Registration Rights Holder prior to such transfer, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and Reorganized IWG gives prior written consent to such transfer, which consent shall not be unreasonably withheld or delayed.

            8. WITHDRAWAL

            Any Registration Rights Holder shall be entitled to withdraw from the Registration Rights Agreement immediately upon notice to Reorganized IWG and the other Registration Rights Holders party to the Registration Rights Agreement.

                                  IX. VALUATION

            In connection with certain matters relating to the Plan, the Debtors directed Rothschild to prepare a valuation analysis of the Debtors' business and new securities to be issued under the Plan. The valuation analysis was prepared by Rothschild based on the Financial Projections and financial and market conditions prevailing as of May 15, 2004. Specifically, the valuation was developed for purposes of assisting the Debtors in evaluating (i) the relative recoveries of holders of Allowed Claims and Equity Interests and (ii) whether the Plan met the "best interest test" under the Bankruptcy Code.

            In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors;
(ii) reviewed certain internal financial and operating data of the Debtors;
(iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the Financial Projections; (v) discussed with certain senior executives of the Debtors key assumptions related to the Financial Projections; (vi) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; (viii) considered certain economic and industry information relevant to the operating business of the Debtors; and (ix) conducted such other analyses as Rothschild deemed necessary under the circumstances.

            Rothschild assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Financial Projections have been reasonably prepared on a basis reflecting the Debtors' best estimates and judgment as to future operating and financial performance. The Financial Projections assume the Debtors will achieve certain customer growth and pricing levels for its product offerings. To the extent that the Debtors do not meet such customer growth and/or pricing levels during the projected period, such variances may have a material impact on the operating and financial forecast and on the valuation. Rothschild did not make any independent evaluation of the Debtors' assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors' achievement of the Financial Projections, the valuation must be considered speculative.

            In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:

            -     the Effective Date occurs on or about August 31, 2004;

            - the pro forma debt levels of the Reorganized Debtors estimated as of August 31, 2004, would be $91.8 million of secured debt and $75.0 million of New Notes;

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

            - as of August 31, 2004, the Debtors and their Non-Debtors Subsidiaries would have an estimated $10 million in Cash after making all distributions required pursuant to the Plan; and

            - general financial and market conditions as of the date of this Disclosure Statement do not differ materially from those conditions prevailing as of May 15, 2004.

            As a result of such analyses, review, discussions, considerations and assumptions, Rothschild presented to the Debtors estimates that the total enterprise value ("TEV") of the Debtors is a range of approximately $295 million to $390 million with a mid-point value of $342.5 million. Rothschild reduced such mid-point TEV estimate by the estimated pro forma net debt levels of the Debtors as of August 31, 2004 (approximately $167 million) to calculate the implied reorganized equity value of Reorganized IWG. Rothschild estimates that the Debtors' mid-point total reorganized equity value is $175.7 million or $17.57 per share of New Common Stock. However, for purposes of distributions to Electing Holders of Allowed Subordinated Notes Claims under the Plan, the Debtors, in consultation with the Committee, have determined to assign a Determined Value for the New Common Stock of $12.25 per share, an amount less than the value that would be attributable to such stock if such value were based upon the mid-point reorganization value.

            Based on the foregoing valuations and the mid-point valuation of the New Common Stock described herein and assuming that no holder of an Allowed Subordinated Notes Claim makes an election for a distribution of New Notes and New Common Stock in a different combination that a Pro Rata Distribution, holders of Allowed Class 3 Subordinated Notes Claims will receive approximately a 72.9% recovery on their Allowed Claims. These estimated ranges of values represent a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied equity value ranges associated with Rothschild's valuation analysis. Rothschild's estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of, May 15, 2004. It should be understood that, although subsequent developments may affect Rothschild's conclusions, Rothschild does not have any obligation to update, revise or reaffirm its estimate.

            The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owners and

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

operators of their businesses and assets. Depending on the results of the Debtors' operations or changes in the financial markets, actual total enterprise value may differ from Rothschild's valuation analysis disclosed herein.

            In addition, the valuation of New Notes and New Common Stock is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings and the uncertainty as to whether some initial holders may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

            THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

            X. CERTAIN RISK FACTORS TO BE CONSIDERED

            HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

            1. RISK OF NON-CONFIRMATION OF THE PLAN

            Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

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

            2. NON-CONSENSUAL CONFIRMATION

            In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See
Section VI. C.2. The Debtors believe that the Plan satisfies these requirements.

            3. RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

            Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in
Section 11.02 of the Plan have not occurred or been waived by the Debtors, with the consent of the holders of Subordinated Notes Claims party to the Lockup Agreement, as applicable, on or before the earlier of December 31, 2004 and the date that is one hundred twenty (120) days after the Confirmation Date, the Confirmation Order will be vacated, in which event no distributions under the Plan would be made, the Debtors and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors' obligations with respect to Claims and Equity Interests would remain unchanged.

B. RISKS TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS(5)

            1. COMPETITIVE CONDITIONS

            The wire manufacturing industry is highly competitive and the Debtors face substantial domestic and foreign competition in each of its business segments. The results of vigorous competition could result in price compression, reduced sales, margin pressure or loss of market share thereby affecting the Debtors' projecting future earnings. Moreover, wire manufacturers must provide increasingly rapid product turnaround for their customers. On occasion, customers may require rapid increases in production, which may put stress on the Debtors' resources and reduce operating margins. Although the Debtors have available manufacturing capacity, the Debtors may not have sufficient capacity at any given time to meet all of their customers' demands concurrently. In addition, because many of the Debtors' operating expenses are relatively fixed, a reduction in customer demand can dramatically harm the Debtors' gross margins and operating results on a short term basis. Customers often expect decreased prices over time.

            The Debtors generally do not obtain firm, long-term purchase commitments from their customers and the Debtors continue to experience reduced lead-times in customer orders. Customers may cancel, reduce or delay their orders. Order cancellations, reductions

-----------

(5) For an additional discussion of risks relating to the New Common Stock and New Notes, see Section VIII. B of this Disclosure Statement.

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

or delays by a significant customer or by a group of customers have and could continue to harm the Debtors' operating results. Furthermore, the Debtors' customers and potential customers could decide to manufacture in house the products the Debtors offer. To be successful, the Debtors must excel in terms of service, product quality and price not only compared to their direct competitors but also compared to the Debtors' customers' internal manufacturing capabilities.

            In addition, the Debtors make significant decisions, including determinations regarding the level of business the Debtors will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements based on the Debtors' estimates of customer requirements. The short-term nature of the Debtors' customers' commitments and the possibility of rapid changes in demand for their products impairs the Debtors' ability to estimate their future customer requirements accurately. As a consequence of the above factors, many of which are beyond the Debtors' control, the Debtors' quarterly results may vary significantly.

            2. DEPENDENCE ON KEY PERSONNEL

            The Debtors' future success depends in large part on the continued service of its key technical and management personnel and the Debtors' ability to continue to attract and retain qualified employees. The competition for these individuals is intense, and the loss of key employees, generally none of whom is subject to an employment agreement for a specified term, may have a material adverse effect on the Debtors.

            3. DECLINE IN MARKET DEMAND

            The demand for the Debtors' products depends upon the general economic conditions of the automobile and appliance markets in which their customers compete. To the extent these industries experience further weakened demand, the Debtors' revenues and profitability could suffer. Downward economic cycles may result in lower sales, which may reduce the Debtors' ability to make payments on its financial obligations or impact the value of the New Common Stock.

            4. INTERNATIONAL OPERATIONS

            Approximately 21.5% of the Company's net sales for the year ended December 31, 2003 were attributable to operations located outside of the U.S. In addition, it is expected that the percentage of the Debtors' net sales attributable to operations located outside the U.S. will continue to increase for the foreseeable future. Because the Debtors have broad geographic coverage, they have exposure to political and economic risks. Along with the risks associated with rapid growth discussed above, international operations pose special, additional risks, including (i) economic or political instability, (ii) foreign exchange rate fluctuations, (iii) difficulties in staffing and managing foreign personnel, and (iv) cultural differences.

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

            5. FOREIGN CURRENCY FLUCTUATIONS

            The Company has operations in Mexico, France, Italy and the Philippines. The Company's operations may, therefore, be subject to volatility because of currency fluctuations. Sales and expenses are denominated in local currencies for the French and Italian operations and the U.S. Dollar is the functional currency for Mexico and the Philippines operations. As a result, these operations are subject to market risk with respect to fluctuations in the relative value of currencies. The Company evaluates from time-to-time various currency hedging programs that could reduce the risk.

            6. RAW MATERIALS

            The principal raw material used by the Company is copper, which is purchased in the form of 5/16-inch rod from the major copper producers in North America, Europe and Asia. Copper rod prices are based on market prices, which are generally established by reference to the COMEX prices, plus a premium charged to convert copper cathode to copper rod and deliver it to the required location. As a world traded commodity, copper prices have historically been subject to fluctuations. In the six months immediately preceding the Commencement Date, the price of copper has increased over 50% the prevailing rates in September 2003. The increase in the price of copper places pressure on the Company's liquidity and capital requirements. While fluctuations in the price of copper may directly affect the per unit prices of the Company's products, these fluctuations have not had, nor are expected to have, a material impact on the Company's profitability due to copper price pass-through arrangements that the Company has with its customers. These sales arrangements are based on similar variations of monthly copper price formulas. Use of these copper price formulas minimizes the differences between raw material copper costs charged to the cost of sales and the pass-through pricing charged to customers. However, due to the dramatic increase in the price of copper in 2004, the Debtors have experienced increased price pressures from customers on account of these pass-through arrangements.

            7. ABILITY TO SATISFY LITIGATION AND OTHER CLAIMS

            The Debtors are involved in various legal proceedings or have claims made against them arising in the ordinary course of their business, including employment matters and product liability claims. The Debtors believe that any liability with respect to the above proceedings and claims will not have a material adverse effect on the Debtors' consolidated financial position. Additionally, the Debtors are party to numerous lawsuits and have product liability claims made against them involving water inlet hoses previously supplied by a former subsidiary of IWG to various OEMs. The Debtors have contractual obligations to defend and indemnify certain OEMs supplied such products, as well as Viasystems in connection with the sale of the aforementioned subsidiary as a part of the Wire Harness Sale. During the years prior to the Commencement Date, the Debtors entered into numerous CRA and Settlement Agreements which enable IWG to manage the Debtors liability, exposure and obligations on account of these claims. In addition, the Debtors have insurance coverage for the vast majority of these product liability claims. Accordingly, the Debtors believe that any remaining uninsured liability for such claims will not exceed an amount the Debtors will

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

have the ability to pay as hose claims against IWG are resolved, however, such expectation cannot be ensured.

            8. PROJECTED FINANCIAL INFORMATION

            The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Company's business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

            9. ABILITY TO SERVICE DEBT

            The Reorganized Debtors' ability to make scheduled payments of principal, to pay the interest on, or to refinance their indebtedness will depend on future performance. Future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flow described in the Financial Projections attached as Exhibit D hereto, the Debtors believe that cash flow from operations, available cash, and sales of surplus assets will be adequate to fund the Plan and meet their future liquidity needs.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. INTRODUCTION

            THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND WHO HOLD SUCH CLAIMS AS CAPITAL ASSETS (WITHIN THE MEANING OF SECTION 1221 OF INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE")). THIS DISCUSSION IS BASED ON THE TAX CODE, TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL

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

OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

            THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF ALLOWED CLAIMS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS BROKER-DEALERS, TRADERS IN SECURITIES THAT ELECT TO USE A MARK-TO-MARKET METHOD OF ACCOUNTING FOR THEIR SECURITIES HOLDINGS, PARTNERSHIPS, S CORPORATIONS AND OTHER PASS-THROUGH ENTITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, PERSONS WHO HOLD SECURITIES ISSUED UNDER THE PLAN AS PART OF A "STRADDLE," HEDGE," OR "CONVERSION TRANSACTION" OR OTHER INTEGRATED TRANSACTION, PERSONS WHO HAVE A FUNCTIONAL CURRENCY OTHER THAN THE U.S. DOLLAR OR CERTAIN EXPATRIATES OR FORMER LONG-TERM RESIDENTS OF THE UNITED STATES). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE U.S. ALTERNATIVE MINIMUM TAX RULES OF THE TAX CODE (EXCEPT WITH RESPECT TO U.S. ALTERNATIVE MINIMUM TAX CONSEQUENCES TO THE REORGANIZED DEBTORS TO THE EXTENT DESCRIBED BELOW).

            THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B. CONSEQUENCES TO HOLDERS OF CLAIMS

            1. REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL

            The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

            Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as Cash and new debt instruments), in an amount equal to the difference between (i) the sum of the

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

amount of any Cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see
Section XI. B.6, "Allocation of Consideration to Interest."

            Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of ten (10) years or more will be classified as a security, and a debt instrument having an original term of fewer than five (5) years will not. Debt instruments having a term of at least five (5) years but less than ten (10) years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult its own tax advisor to determine whether its Allowed Claim constitutes a security for federal income tax purposes.

            2. HOLDERS OF ALLOWED ADMINISTRATIVE EXPENSE CLAIMS (UNCLASSIFIED)
               AND ALLOWED OTHER PRIORITY CLAIMS (CLASS 1)

            Holders of Allowed Administrative Expense Claims and Allowed Other Priority Claims generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders must include amounts received in excess of their adjusted tax basis in their Claim (if any) in gross income in the taxable year in which such amounts are actually or constructively received by them. Where appropriate, income tax and employment tax will be withheld from such payments as required by law. With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see Section XI. B.6, "Allocation of Consideration to Interest."

            3. HOLDERS OF ALLOWED SECURED CLAIMS (CLASS 2)

            In general, a holder of an Allowed Secured Claim will (i) receive Collateral securing such holder's Allowed Secured Claim; (ii) receive Cash in an amount equal to such Allowed Secured Claim, or (iii) have its Allowed Secured Claim reinstated or rendered unimpaired. If a holder has its Claim reinstated or rendered unimpaired, such holder will not realize any gain or loss for federal income tax purposes because the transaction will not give rise to a significant modification of the Allowed Secured Claim within the meaning of the Treasury Regulations.

            If a holder of an Allowed Secured Claim receives Cash or Collateral, such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Secured Claim and (b) the amount of Cash and the fair market value of the Collateral received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of the Collateral received in respect of claims for accrued interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section XI. B.6, "Allocation of Consideration to Interest."

            4. HOLDERS OF ALLOWED SUBORDINATED NOTES CLAIMS (CLASS 3)

            The Debtors believe that the notes issued under the Senior Subordinated Indentures and the New Notes constitute "securities" for federal income tax purposes. Accordingly, the receipt of the New Notes and New Common Stock in satisfaction of the Allowed Subordinated Notes Claims will constitute a "recapitalization" for federal income tax purposes. Therefore, except for amounts received in respect of accrued but unpaid interest, any realized gain or loss will not be recognized for federal income tax purposes. Amounts received in respect of claims for accrued interest will be taxed as ordinary income, except to the extent previously included by a holder under its method of accounting. See Section XI. B.6, "Allocation of Consideration to Interest."

            A holder's "aggregate tax basis" in the New Notes and the New Common Stock received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest), increased by any gain or interest income recognized in respect of its Allowed Claim. Holders of Allowed Subordinated Notes Claims will allocate the aggregate tax basis first to the New Notes and New Common Stock received in respect of a claim for accrued but unpaid interest and taxed as ordinary income in an amount equal to their fair market values, and thereafter, between the New Notes and the New Common Stock based on their relative fair market values. In general, the holder's holding period for the New Notes and the New Common Stock received will include the holder's holding period for its Claims, except to the extent the New Notes and the New Common Stock were issued in respect of a Claim for accrued but unpaid interest.

            Any gain recognized by a holder upon a subsequent taxable disposition of the New Common Stock received pursuant to the Plan in satisfaction of a holder's Allowed Subordinated Notes Claims (or any stock or other property received in respect of the New Common Stock in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claims and any ordinary loss deduction incurred upon satisfaction of such Claims, less any income (other than interest income) recognized by the holder upon satisfaction of such Claims, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holders of such Allowed Claims had been satisfied in full but which was not included by reason of the cash method of accounting.

            If the notes issued under the Subordinated Notes Indentures do not constitute "securities" for federal income tax purposes, a holder of such a note will recognize gain or

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

loss in an amount equal to the difference between (i) the sum of the fair market value of the New Common Stock and the issue price of the New Notes received by such holder (other than any amount received in respect of a Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under its method of accounting. See Section XI. B.6, "Allocation of Consideration to Interest."

            If the notes issued under the Subordinated Notes Indentures constitute "securities" for federal income tax purposes but the New Notes do not, a holder of such notes will recognize gain in an amount equal to the lesser of (i) the gain realized on the exchange and (ii) the fair market value of the New Notes. No loss realized on the exchange may be recognized.

            5. GENERAL UNSECURED CLAIMS (CLASS 4), TORT CLAIMS (CLASS 5) AND
               INTERCOMPANY CLAIMS (CLASS 6)

            The holders of General Unsecured Claims, Tort Claims, and Intercompany Claims are unimpaired by the Plan, and the legal, equitable, and contractual rights of the holders thereof are unaltered by the Plan. As such, holders of General Unsecured Claims, Tort Claims and Intercompany Claims will not realize any gain or loss for federal income tax purposes.

            6. ALLOCATION OF CONSIDERATION TO INTEREST

            Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, Cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult its own tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

            7. WITHHOLDING

            All distributions under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a twenty-eight (28%) percent rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not

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an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C. CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS

            1. DISCHARGE-OF-INDEBTEDNESS INCOME GENERALLY

            In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

            Pursuant to the Plan, Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims, Allowed Priority Tax Claims, and Other Priority Claims generally will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $78 million of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

            2. ATTRIBUTE REDUCTION

            The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets, both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (vi) passive activity loss or credit carryovers of the taxpayer under section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludible income in the case of any passive activity credit carryovers; and
(vii)

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foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income.
However, under section 108(b)(5) of the Tax Code the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. The Debtors or Reorganized Debtors do not expect to make the election to reduce the basis of their depreciable assets first under section 108(b)(5) of the Tax Code.

            Temporary regulations now in effect provide that in the case of COD income incurred by a corporation that is a member of an affiliated group filing a consolidated return, the attribute reduction rules of section 108(b)(2) described above are applied to the group as follows: first, the debtor realizing COD income applies section 108(b)(2) to its own attributes; second, to the extent that these rules would apply to reduce such debtor's basis in the stock of a subsidiary that is also a member of the group, such basis reduction is treated as COD of such subsidiary for the purpose of applying the attribute reduction rules to it; and third, any remaining attribute reduction required will apply to other corporate members of the group to the extent of their share of consolidated attributes, such as net operating loss and credit carryovers (but not asset basis).

            Based upon preliminary analysis, the Debtors believe that application of these rules will eliminate their NOLs, but will not have a material effect on their other tax attributes.

            3. UTILIZATION OF NET OPERATING LOSS CARRYOVERS

            In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate entity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 4.62%. In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years.

            On the other hand, if at the date of an ownership change the adjusted basis for federal income tax purposes of a debtor's assets exceeds the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the realization of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the net operating loss carryover, rather than the current deduction, and are also subject to the section 382 limitation.

            The Debtors believe that implementation of the Plan will create a section 382 change of ownership. The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under

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the so-called "Section 382(1)(5) bankruptcy exception" to section 382 of the Tax
Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (by vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis but is reduced by the amount of interest deductions claimed during the portion of the taxable year prior to the ownership change and the three preceding taxable years, in respect of debt converted into stock in the reorganization. Moreover, if the section 382(1)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change. At this time, Debtors do not believe that they will qualify for relief under section 382(1)(5).

            If a debtor does not qualify for the section 382(1)(5) bankruptcy exception, or would otherwise qualify for the section 382(1)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "section 382(1)(6) limitation"). Alternatively, if the debtor does not qualify for the section 382(1)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the section 382(1)(6) limitation.

            Based on their returns as filed and upon estimates at the close of the taxable year ending December 31, 2003, the Debtors believe they will have an NOL of approximately $95 million. The Debtors also believe that they will have a net operating loss of approximately $7 million in 2004 and that they will have a net unrealized built-in loss as of the ownership change arising from implementation of the Plan in the amount of approximately $64 million. However, the Debtors anticipate that the amount of the NOL will be reduced by approximately $78 million of COD income as a result of the attribute reduction rules discussed above in Section XI. C.2, "Certain Federal Income Tax Consequences of the Plan - Consequences to Debtors or Reorganized Debtors - Attribute Reduction."

            4. CONSOLIDATED RETURN ITEMS

            The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

            5. ALTERNATIVE MINIMUM TAX

            A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more

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than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

                      XII. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

            If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A. LIQUIDATION UNDER CHAPTER 7

            If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth in Section VI.
C.4 of the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors and interest holders than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B. ALTERNATIVE PLAN OF REORGANIZATION

            If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors, shareholders and other parties in interest.

            The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their businesses and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is much less attractive alternative to creditors and Equity Interest holders because a greater return to creditors and Equity Interest holders is provided for in the Plan.

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                       XIII. CONCLUSION AND RECOMMENDATION

            The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m., Eastern Time, on August 12, 2004.

Dated: New York, New York
       June 30, 2004

                   INTERNATIONAL WIRE GROUP, INC., a Delaware corporation
                   (for itself and on behalf of each of the Debtor Subsidiaries)

                   By: /s/ David J. Webster
                       ---------------------------------------------------------
                       Name: David J. Webster
                       Title:   Chief Restructuring Officer & Secretary

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